Exhibit 10.1
EXECUTION COPY

HONEYWELL INTERNATIONAL INC.
LONG TERM CONTRACT

Contract No. ________________

This Long Term Contract (hereinafter, the “Contract”) is made and entered into as of July 28, 2008 (“Effective Date”) by and between BE Aerospace, Inc., a Delaware corporation (“Seller”) and Honeywell International Inc., a Delaware corporation, acting through its Aerospace business unit (“Honeywell” or “Buyer”).

WHEREAS, pursuant to the terms and conditions set forth in this Contract, Seller wishes to sell Products (as hereinafter defined) and provide inventory and inventory management services to Buyer and Buyer wishes to buy Products (as hereinafter defined) and secure and retain inventory and inventory management services from Seller; and

WHEREAS, the parties to this Contract, simultaneously herewith, are entering into a License Agreement (the “License Agreement”), pursuant to which Seller will manufacture and sell Licensed Products (as defined therein) to Buyer using such technical information, know-how, business data and intellectual property rights as more particularly described therein.

NOW THEREFORE, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as set forth herein:

1.      COMMUNICATIONS

All communications and notices in association with this Contract, when required to be in writing, shall be forwarded to the following address:

(to Seller)

M & M Aerospace Hardware, Inc.
10000 NW 15th Terrace
Miami, FL 33172
Attention: Director of Contracts
Telecopy No. (305) 629-2779

with a copy to:

M & M Aerospace Hardware, Inc.
10000 NW 15th Terrace
Miami, FL 33172
Attention: John Cuomo
Telecopy No. (305) 629-2779

_____Buyer          _____Seller

(to Buyer)

Honeywell International Inc
1300 W. Warner Rd.
1230-CC
Tempe, AZ, 85284
Attention: Brian Simons
Fax: (480) 592-5328

with a copy to:

General Counsel, Sourcing
Honeywell Aerospace
1944 E. Sky Harbor Circle
Mail Stop 2102-406
Phoenix, AZ 85034
Fax: (602)365.2490

2.      TERM AND PRODUCTS

(a)           The terms of this Contract will cover, with respect only to the Honeywell business identified in the preamble hereto, those products set forth in Attachment 1-A (“Standard Products”) and Attachment 1-B (“Proprietary Products”) (collectively, “Products”) ordered through the expiration of this Contract according to the stated lead-time in Attachment 1-A or 1-B, as applicable.  New Products  will be automatically added to Attachments 1-A and 1-B as set forth in Section 4(b), and in accordance with the terms and upon the conditions set forth in this Contract.

(b)           The term of this Contract shall commence on the Effective Date, and shall run for the period of twenty (20) years (the “Initial Term”).  […***…]

For purposes of the foregoing, the “Renewal Metric” is as follows:

[…***…]

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

[…***…]

On or before September 1 of the calendar year prior to the First Renewal Term or the Second Renewal Term, Buyer may, at its option, conduct a market test of the entire portfolio of Products to determine whether Seller’s then-current prices (on an aggregated basis over the entire portfolio of Products at the forecasted volumes for the succeeding year) are within […***…] based on bona fide quotes obtained by Buyer from alternate distributors and provide written notice to Seller of the results thereof.  […***…]

(i)            […***…] and the prices as so adjusted will be the baseline for future annual adjustments for the applicable Renewal Term pursuant to Section 5(a) of this Contract; or

(ii)           decline to enter into the First or Second Renewal Term, as the case may be, unless Buyer waives such price adjustment by written notice to Seller within fifteen (15) days after receipt from Seller of its notice of election of clause (ii); provided that, if Buyer does not waive such price adjustment as set forth above, the Contract will be deemed to expire as of the end of the following calendar year, and the parties will follow the transition procedures set forth in Section 3(a)(iii) and (iv) below, and for purposes of the application of such procedures to this Section 2(b), […***…]

(c)           Releases for the Products will be issued on individual purchase orders or bin scans by the applicable business within Honeywell.

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

3.      TERMINATION

This Contract may be terminated prior to the expiration of its Term (x) upon mutual agreement of the parties at any time, or (y) by either party immediately upon written notice, if the other party is dissolved.  In addition to the foregoing,

(a)           (i) […***…] Buyer may terminate this Contract if Seller is then in Substantial Non-Compliance, pursuant to the notice provisions set forth in clause (ii) below.

“Substantial Non-Compliance” means […***…]

(ii)           Buyer may (but is not required to) give Seller written notice (the “Anticipation Notice”) in September of any year in which Buyer anticipates that it will provide notice of actual termination of this Contract at the beginning of the succeeding calendar year, which Anticipation Notice shall be advisory only and shall not obligate Buyer to terminate this Contract.  Whether or not Buyer has provided an Anticipation Notice, in the event it elects to terminate this Contract as set forth in clause (i), Buyer shall provide written notice of termination (the “Actual Termination Notice”) in January of the calendar year in which it then has the right to terminate this Contract pursuant to clause (i), and such termination will be effective at the end of the Transition Period as defined below.  In the event Buyer provides an Actual Termination Notice, clauses (iii) and (iv) below will apply.  If Buyer gives an Anticipation Notice and subsequently gives an Actual Termination Notice, […***…]

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

(iii)           Except to the extent Seller needs to purchase additional Products, beyond Products then on hand or on order, to support Buyer’s needs during the  Transition Period in accordance with forecasts supplied by Buyer on or after Seller’s receipt of the Actual Termination Notice, Seller shall not purchase additional inventory after receipt of the Actual Termination Notice.  Seller shall continue to supply Product to Buyer, and Buyer shall continue to purchase Product from Seller, during the Transition Period.  In the event that Buyer does not purchase all of the Product that Seller buys after receipt of the Actual Termination Notice in accordance with the first sentence of this clause […***…]  In the event that Buyer does not purchase during the Transition Period any remaining inventory purchased by Seller prior to receipt of the Actual Termination Notice in order to meet Buyer’s then-applicable Annual Baseline Forecast at the time of such purchase, […***…].

(iv)           […***…] of the Actual Termination Notice, for avoidance of doubt, the provisions of Sections 8, 9 and 13 shall continue to apply, except to the extent that compliance therewith is commercially impracticable primarily because of the limitations on Seller’s ability to purchase inventory set forth in clause (iii) above.

(b)           Buyer may terminate this Contract at any time following a Qualifying Change Of Control of Seller as defined below upon sixty (60) days’ prior written notice for any material default or breach of any of the terms and conditions of this Contract by Seller, unless Seller has cured such default or breach within such sixty (60)-day period after notification of the default or breach. A “Qualifying Change Of Control” shall be deemed to occur when (i) with respect to Seller, any transaction or series of related transactions occurs in which any entity listed in Attachment 4 hereto or any of such entity’s successors or affiliates (a “Listed Party”) would acquire, directly or indirectly, including pursuant to a sale of assets, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than fifty percent (50%) of the outstanding voting securities of Seller or all or substantially all of the assets of Seller, or (ii) assignment or transfer is made by Seller pursuant to Article 32 of the GPOP to a Listed Party.  Seller will provide Buyer with written notice of any Qualifying Change Of Control no later than five (5) days after the date that any binding agreement is executed in respect of any such Qualifying Change Of Control.  Such termination right shall be in addition to Buyer’s suspension rights under Section 4(c) to the extent applicable.

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

4.      FORECAST AND SCOPE

(a)           Buyer will issue good faith (but non-binding except as specifically set forth in this Contract) forecasts by July 31 of each year containing its projected annual and monthly needs for each Product for the succeeding calendar year (such July 31 forecast, without regard to subsequent monthly updates thereto, the “Annual Baseline Forecast”), and may update such forecasts on a monthly basis.  Seller agrees to work to such forecasts and manage its build schedule to accommodate fluctuations in the forecast.  Buyer will specify, and Seller will use its reasonable best efforts to perform to, the delivery schedule associated with the most recent forecast provided by Buyer.  Seller shall have the systems in place to meet Buyer’s forecast requirements.  Any amount forecasted by Buyer beyond the current lead-time is not a firm delivery quantity and Buyer shall have no liability or financial exposure with respect thereto, except as otherwise provided in Sections 3 and 4(d).

(b)           Subject to the terms and conditions of this Contract, including without limitation Section 4(c), Seller agrees to sell and supply to Buyer, and Buyer agrees to purchase and take delivery of one hundred percent (100%) of the requirements of

(i)           the Products listed in Attachments 1-A and 1-B as of the Effective Date (the “Initial Products”);

(ii)           any Fastener Products (as defined below) (but not any Products other than Fastener Products) (x) that have been sold by Buyer’s “Consumables Solutions” division (“CS”) during the twelve (12) months prior to the Effective Date or are being currently sold by CS as of the Effective Date, and (y) replacements for any such products (including future revisions or replacements for such replacement products), which in each case shall be automatically added to Attachment 1-A or 1-B after the Effective Date;

(iii)           all replacements for Proprietary Products (including future revisions or replacements for such replacement products), which shall be automatically added to Attachment 1-B after the Effective Date; and

(iv)           all seals, wiring, spacers and other non-Fastener products (including future revisions or replacements for such products) of the type historically sold by CS, other than bearings, and historically purchased by Honeywell’s Aerospace business from commodity distributors in the ordinary course as of the Effective Date, in each case only as required by Honeywell’s Aerospace business, and that are not covered by its pre-existing purchase commitments […***…] (but only for such minimum amount of time, without extension, renewal or modification thereof (unless such extension, renewal or modification is requested by Seller), that such pre-existing commitments require Buyer to purchase products); provided, however, that notwithstanding the foregoing, commencing twelve (12) months prior to the expiration or termination of this Contract, Buyer may identify an

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

alternate vendor for any of the Products and may communicate with, provide information to, contract with and engage in ramp-up activities with such alternate vendor to permit Buyer to commence using Products purchased from such alternate vendor immediately upon the expiration or termination of this Contract.  “Fastener Products” shall mean any Products falling within any of the following commodity groupings, as determined for each Product by the nomenclature on the applicable drawing for the Product (or, if the nomenclature is silent, by the reasonable discretion of Buyer):  Bolts, Collars, Fittings, Grommets, Inserts, Nuts, Pin Systems, Pins, Plugs, Rings, Rivets, Screws, Studs, Washers or Gaskets.  Notwithstanding anything herein to the contrary, it shall not be deemed a breach of the exclusivity obligations in this Section 4(b) for Buyer to purchase Products from third parties in connection with the exercise of its rights under (and solely in accordance with) Sections 13.3 or 13.6(e) of the License Agreement.

(c)           […***…]  Upon subsequent cure (as set forth below) of the breach(es) or default(s) giving rise to Buyer’s suspension right under the preceding sentence, the exclusivity obligations set forth in Section 4(b) shall be reinstated; provided, however, that such reinstated exclusivity obligations shall not apply to purchases made by Buyer from another supplier pursuant to a supply agreement made during the pendency of such suspension, the term of such supply agreement not to exceed one year (except that as to Products for which the lead-time is greater than one year the term of such supply agreement may extend to the entirety of such lead-time).  […***…], Seller’s breach of this Contract for purposes of Section 4(c)(i) shall be deemed cured.  For the failure to meet the standards set forth in Section 13, upon Seller providing reasonable evidence to […***…] Seller’s breach of this Contract for purposes of Section 4(c)(ii) shall be deemed cured.  For  the failure to meet the standards set forth in Section 8, upon Seller providing reasonable evidence to […***…]  For the failure to meet the standards set forth in Section 9, upon Seller providing reasonable evidence to […***…]

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

[…***…] Seller’s breach of this Contract for purposes of Section 4(c)(iv) shall be deemed cured.

(d)           In the event that, for any Product, during any period of three consecutive calendar years during the Term (“Measurement Period”), Buyer does not purchase such Product in an […***…] Period, then the parties will determine the amount of unused inventory of such Product that was purchased or set aside by Seller at the commencement of the Measurement Period for the purposes of meeting such one-year forecasted quantity (the “Unused Products”).  […***…]  As to any of the Unused Products which Buyer elects not to purchase from Seller, Seller shall use commercially reasonable efforts to sell such Unused Products to a third party (which may include for scrap purposes) and to maximize the proceeds therefrom.  […***…]

5.      PRICING AND PAYMENT

(a)           The unit prices for Initial Products shall be the prices shown in Attachments 1-A and 1-B, including without limitation for spares.  […***…] of each year thereafter during the Term, Seller will provide to Buyer an updated list of prices for each of the Products to be applicable during the succeeding calendar year, which will be determined by applying to the prior year’s prices the percentage increase in or decrease in Seller’s costs of Products from the prior year (excluding any gap buys) based upon Buyer’s then-applicable Annual Baseline Forecast, and which Seller will certify complies with the […***…] set forth in Section 6.  In the event that the price for any Product set forth in the updated list exceeds the price for that Product for the previous year by a percentage which is greater than […***…]

(i)           Provide to Buyer documentation of Seller’s actual cost from the manufacturer of such Product of purchasing an amount equal to Buyer’s then-

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

forecasted annual requirement based upon Buyer’s then-applicable Annual Baseline Forecast (more than one quote, where applicable);

(ii)           If applicable, suggest to Buyer the purchase of an alternate Product with same form, fit, and function at lower cost and, if Buyer so elects, sell such Product to Buyer on such basis;

(iii)           Find an alternate supplier for the Product, in which event Seller must use reasonable best efforts to do so.  In doing so, Seller will negotiate with any alternate supplier or manufacturer identified by Buyer for any Product through market test or otherwise, provided that any such alternate supplier or manufacturer shall have a supplier assessment score of 3 or higher under Buyer’s assessment system. Buyer and Seller will each use their respective reasonable best efforts in connection with the approval process of any such alternate supplier or manufacturer under this paragraph (iii).  For Standard Parts, such market test mechanism will be applied by taking the best price quote from such a manufacturer obtained by Buyer (or at Buyer’s request by Seller) for such Product in a quantity equal to the Buyer’s then-forecasted annual requirement for such Product, with delivery, lead-time and quality standards that are reasonably equivalent to those set forth in this Contract; and

(iv)           […***…]

For purposes of the foregoing, the “AAFPPI” shall mean the Aircraft-Aerospace Fastener Producer Price Index (Series ID WPU108105) issued by the Bureau of Labor Statistics of the United States Department of Labor or successor agency; provided that in the event the Bureau of Labor statistics or such successor agency ceases to issue such index, then the “AAFPPI” shall mean the most nearly equivalent index issued by such agency.

(b)           In addition to the annual pricing adjustments set forth in Section 5(a), Buyer may, at its option, at any time (subject to the limitations set forth in this clause (b)), require the application of the […***…].

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

(c)           When a new Product is added to this Contract, the initial price for such Product will be determined as follows, subject in each case to the most favored customer requirement set forth in Section 6: […***…]

(d)           Except for amounts subject to a bona fide written dispute, payment by Buyer shall be made net to […***…].

(e)           […***…].

(f)           If, in connection with a government procurement and despite the exercise of its reasonable efforts, Honeywell is not able to obtain the agreement of the United States

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

Government, or the prime contractor or the higher tier subcontractor to Honeywell on a government procurement, (the “Decisionmaker”) that the pricing for any of the Products subject to such procurement is fair and reasonable under the price reasonableness test outlined in the Federal Acquisition Regulations Part 15.4 and otherwise complies with applicable US government regulations, Seller agrees (A) to use commercially reasonable efforts to develop with Honeywell pricing for such Products that satisfies the concerns of the Decisionmaker, or to allow Honeywell to procure that part through an open tender and be excused, for that procurement only, from the exclusivity obligation to Seller hereunder, and (B) to provide supporting documentation required by the Decisionmaker, if any, including data other than cost or pricing data.

6.      […***…]

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

[…***…]

7.      PERFORMANCE DATA

It is Seller’s responsibility to verify the accuracy of its performance data, which is updated monthly and posted on the Honeywell Supplier Portal.  […***…]  Seller must submit any objection to the accuracy of the performance data (the “Data Dispute Notice”) in writing to its assigned contact.  If no Data Dispute Notice is received by Buyer prior to the end of the Data Review Period, Seller shall be deemed to have accepted and agreed to the accuracy of the performance data for that month.

8.      DELIVERY

(a)           […***…]

(b)           If the agreed OTD performance is not attained in any calendar quarter (based on the average OTD for the 3 months in that quarter), […***…]  After the end of the Data Review Period for each calendar quarter, Buyer will calculate the amount of the rebate, if any, and send a demand for payment of rebate (the “Rebate Notice”) to Seller, provided, however, that in any calendar year, the aggregate amount of the rebate under this Section 8(b) together with any rebates issued under […***…]  The Rebate Notice may be e-mailed or faxed to Seller.  Seller shall have thirty (30) days after the receipt of the Rebate Notice to pay the rebate to Buyer.

9.      PARTS PER MILLION (PPM Requirements)

(a)           […***…] on Buyer’s calculations as shown on Seller’s supplier scorecard and posted on the Honeywell Supplier Portal.  […***…]

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

[…***…]

(b)           If the agreed PPM performance is not attained in any calendar quarter (based on the average PPM for the 3 months in that quarter) […***…] applicable PPM standard, provided, however, that in any calendar year, the aggregate amount of the rebate under this Section 9(b) together with any rebates issued under […***…].  After the end of the final Data Review Period for each quarter, Buyer will calculate the amount of the rebate, if any, and send a Rebate Notice to Seller. The Rebate Notice may be e-mailed or faxed to Seller. Seller shall have thirty (30) days after the receipt of the Rebate Notice to pay the rebate to Buyer.

10.                 SERVICES

[…***…] Seller will provide to Buyer the services more fully described in the Statement of Work attached hereto as Attachment 3.

11.                 QUALITY

(a)           The current minimum OEM Aerospace Basic Quality System Standard is compliance to AS9100.  Third party registration is not required, but should be the goal.

(b)           In addition Seller shall, and shall cause its suppliers to:

(i)           Conduct reviews to ensure business systems are compliant with the most recent Honeywell quality flow-down documents. Honeywell site purchase orders or websites should be used to validate current flow-down document revisions.

(ii)           Attain/maintain certification/compliance to AS9100, AS9120 and/or other Basic Quality System standards as dictated by Purchase Order flow-down. Failure to attain/maintain certification may result in Quality Management System audits to assure Seller compliance. Audit costs will be the responsibility of Seller if performed by Honeywell site or authorized audit providers.

(iii)           Attain/maintain a process control system that utilizes the six sigma ‘define, measure, analyze, improve and control’ methodology and tools.  This process control system will address waste reduction, variability reduction, statistical process control (SPC) for key characteristics, control plans for key characteristics/features that exhibit control of product or processes, error proofing and updates to or creation of First Article Inspection Report (FAIR) for new parts or changes to parts or processes (other than with respect to Seller’s inventory acquired from Buyer as of the Effective Date).  It will also manage Key Characteristics per AS9103 as required by Buyer Purchase Order and/or flowdown requirements.

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

(iv)           To the extent required by one or more purchase orders, implement and sustain Manufacturing Process Control (MPC) to establish process-based controls and reduce process variability. The MPC process approval shall be initiated within six months after signing this Contract.

(v)           Effective as of the earlier of (i) January 1, 2010 or (ii) the date upon which the Buyer’s Quality System is transferred to Seller, attain/maintain Honeywell Source Delegation (SD) or Self-Release (SR) status as required by Honeywell site flow-down requirements. If unable to achieve, Seller will be responsible for all costs associated with contracting a Honeywell approved provider for source inspection.  Source inspection will continue until specified quality levels are achieved for SD or SR status.

(vi)           Participate in e-commerce initiatives such as maintaining a Seller profile, and Seller quality profiles; obtaining quality flow-down requirements, and Seller Score Cards via identified Honeywell Internet Portal(s) or websites.

(c)           Cost for First Article will be Seller’s responsibility when imposed by the Honeywell Purchase Order and/or flow down requirements.

(d)           If required by the Honeywell Purchase Order and/or flow down requirements, Cost of Poor Quality, when substantiated, will be charged back to Seller if caused by defective material furnished by Seller.

(e)           Implement new quality e-business initiatives with Buyer as they are developed. Maintain good standing (no delinquencies) relative to timely responsiveness to corrective actions, containment and preventative action.

12.                 LEAD-TIME

As of the Effective Date, lead-times will be as set forth in Attachment 1-A and 1-B (and to the extent not specified therein Buyer and Seller will establish a baseline lead-time in writing) and adjusted annually on October 1 of each year for each of the Products.  During the Term, Buyer and Seller will continuously monitor lead-time performance, use reasonable best efforts to improve lead-times and amend the lead-times set forth in Attachments 1-A and 1-B to reflect such improvements.  Seller will notify Buyer as soon as identified by Seller any anticipated inability to meet the agreed upon individual part lead-time.  Seller will be liable for actual and substantiated costs, including but not limited to gap buys, caused by or resulting from lead-times greater than the lead-times established as set forth above, other than to the extent that such longer lead-times are due to changes specified by Buyer in Products or approved manufacturers, Products revisions or any other Buyer changes.

13.                 FILL RATE

(a)           Seller shall use its reasonable best efforts to maintain inventories of the Products in sufficient quantities to fill the orders of Buyer without delay.  […***…]

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

[…***…] to ramp up to full performance under this Section 13, but shall use its reasonable best efforts to ramp up as soon as possible within such period of time.  During the Term, Seller will continue to operate the existing forward stocking locations.  Seller will establish additional forward stocking locations from time to time at Seller’s reasonable discretion to support Buyer’s requirements on the above terms and conditions.

(b)           […***…] Fill Rate performance will be measured in any calendar quarter based on the following metric:  Buyer will measure the stockout percentage every week by taking the number of stockout bins as a percentage of total bins.  Buyer will then […***…].

(c)           […***…]  Seller will use reasonable best efforts to conduct such root cause analyses and to implement such improvement plans.  […***…] Seller will use reasonable best efforts to avoid gap buys but in the event that gap buys cannot be avoided notwithstanding such efforts […***…].

14.                 SHIPMENTS

Mode of transportation and carrier are to be in accordance with business unit purchase order instructions.  In the absence of shipping instructions for a specific purchase order or for clarification Seller is to contact Transportation Department at the appropriate business unit of Buyer.

15.                 SPECIFIC PERFORMANCE

Each of Seller and Buyer acknowledges that in the event it alleges a breach of the terms of the Contract by the other party or in the event of a dispute hereunder, it will continue

*** CONFIDENTIAL TREATMENT REQUESTED

_____Buyer          _____Seller

performance under this Contract until such allegation or dispute is resolved and that non-performance of its  obligations hereunder would cause irreparable harm to the other party, and accordingly, in such event Seller or Buyer, as applicable, shall be entitled to a temporary, preliminary and/or permanent injunction or injunctions to enforce specifically the continuing performance of this Contract and the terms and provisions hereof without the need to prove a lack of an adequate remedy at law; and in such case, no bond or other security shall be required in connection therewith.

16.                 [INTENTIONALLY OMITTED]

17.                 CHANGE IN PRODUCT, MANUFACTURING PROCESS, SITE, SOURCE OR MATERIAL

(a)           Seller shall not deliver, ship, or substitute a Proprietary Product that has been changed or a Proprietary Product that has had a process change in its manufacture until Buyer has approved the change.

(b)           In order to secure this approval, Seller will provide Buyer with a plan to change the supplier of, or subcontracting of processes required to manufacture, the Proprietary Product and will obtain Buyer’s written approval of such plan prior to implementing such change in the supplier of or subcontracting of processes required for the Proprietary Product.

(c)           Seller shall notify Buyer of any potential program, Proprietary Product, or schedule changes promptly as it becomes aware of them.

(d)           Seller will flow down this requirement in all its subcontracts and purchase orders for purchased goods or process related services required for the Proprietary Product, whether such goods are supplied to Seller as an end item, a component part of an end item, or an individual piece part.

(e)           Buyer will not unreasonably withhold consent to Seller’s use of alternate sub-tier supplier arrangements, provided that it shall not be deemed unreasonable for Buyer to withhold consent if (i) such use of an alternate sub-tier supplier does not result in a reduction in the prices charged by Seller to Buyer for Proprietary Products or in more reliable availability; or (ii) Seller has not demonstrated to Buyer’s reasonable satisfaction that it taken all necessary actions to avoid negative impacts to Buyer, including, but not limited to, maintaining additional inventory, overlapping production schedules, and similar measures.

18.                 INSUFFICIENT QUANTITIES OR LATE PRODUCTS

Seller agrees that in the event Products are delinquent to Buyer’s purchase orders, Seller will grant Buyer first priority for Product allocation and shipments.

19.                 AUDIT

Seller shall keep and maintain proper records and books relating to Seller’s obligations under Sections 5, 6, 11(b)(ii) and 13 of this Contract, or to claims made by Seller under Section 10.A or 10.B of the GPOP, throughout the Term and for one (1) year thereafter

_____Buyer          _____Seller

and shall keep them at Seller’s relevant facility.  Buyer shall have the right, during normal business hours, to the extent provided in the relevant sections of this Contract, to inspect such books and records to verify compliance with the applicable provisions of this Contract upon reasonable written notice for so long as such records are required to be maintained (“Audit”).  Any Audit will be conducted at the offices of Seller in a manner that does not unreasonably interfere with the business activities of Seller.  Any Audit shall be at the cost and expense of Buyer unless the Audit determines that Seller has materially violated its obligations under this Contract, in which case Seller shall pay the reasonable cost of the Audit.  If any Audit reveals a failure of Seller’s performance of any of its obligations under the specified Sections of this Contract, then, upon receiving written notice of such failure in performance, Seller shall promptly (but in any event within fourteen (14) days of receiving such notice) (i) make any payments (for rebates or otherwise) to Buyer that it would have made had such failure not existed; and (ii) develop a corrective action plan in cooperation with Buyer to prevent like failures in the future, such plan to be subject to Buyer’s approval, and promptly thereafter implement such plan at Seller’s sole cost and expense.

20.                 [INTENTIONALLY OMITTED]

21.                 ADDITIONAL TERMS AND ORDER OF PRECEDENCE

(a)           The terms and conditions set forth in the GPOP, and all other attachments hereto, are incorporated by this reference into this Contract and any purchase order issued under this Contract.

(b)           If individual purchase orders issued under this Contract are subject to any provision or regulation applicable to United States Government Contracts (and successor provisions or regulations thereto) then, in such a case, the terms and conditions set forth in Buyer’s Supplemental Purchase Order for U.S. Government Contract (v. 07/05), are incorporated by this reference into this Contract and any purchase order issued under this Contract.

(c)           If individual purchase orders issued under this Contract reference Buyer Supplemental Purchase Order Provisions Under Foreign Military Financed (FMF) Contracts, DSCA/FFP (v. 08/00), then the terms and conditions thereof are incorporated by this reference into this Contract and any purchase order issued under this Contract.

(d)           Except as provided otherwise in a written document executed by authorized representatives of Buyer and Seller, in the event of any conflict among the provisions of each order, the following descending order of precedence shall apply in interpreting each order:

(i)           The main body of the Contract.

(ii)           Attachments to the Contract (including any appendices thereto), including the GPOP.

(iii)           Any special or supplemental Terms and Conditions incorporated by reference in the Contract or order.

_____Buyer          _____Seller

(iv)           The text of the order.

(v)           Other order documents.

(e)           Seller may access the terms and conditions referenced above in this Section 21(b) and (c) at the following web site:  https://www.supplier.honeywell.com.  Seller must first register to access this site.  Instructions for registering are given at the web site.

(f)           Seller will work with Buyer to adopt PULL systems to maximize service levels, such as VMI, FPOT or KANBAN.

22.                 OTHER CONDITIONS

This Contract, including those additional terms or conditions incorporated herein by reference and made a part hereof, constitutes the entire Contract between the Parties with respect to the matters contained herein.  No modification of the Contract or waiver or addition to any of its terms and conditions shall be binding upon either party unless made in writing and signed by the parties’ authorized representatives.  The failure or delay by Buyer to exercise any rights or remedies hereunder shall not operate as a general waiver thereof.

23.                 CONFIDENTIAL INFORMATION

(a)           As used in this Contract, “Confidential Information” shall mean (i) the terms and conditions of this Contract, excluding the existence of this Contract, and (ii) all information, data and materials that either party (the “Receiving Party”) obtains from the other (the “Disclosing Party”) under this Contract (x) which is marked as confidential, or (y) which the Receiving Party should reasonably know, by its nature or the manner of its disclosure, to be confidential that the Receiving Party may receive or have access to in connection with this Contract. The Receiving Party acknowledges and agrees that (A) Confidential Information constitutes valuable trade secrets of the Disclosing Party, and is not within the public domain, (B) the Disclosing Party has and shall retain exclusive (except as expressly provided herein) valuable property rights in and to Confidential Information, (C) Confidential Information shall remain valuable trade secrets proprietary to the Disclosing Party unless and until the Disclosing Party places Confidential Information in the public domain or authorizes placement of the Confidential Information in the public domain, and (D) but for this Contract, the Receiving Party would have no rights in or access to the Confidential Information.

(b)           Notwithstanding Section 23(a), Confidential Information does not include, or shall cease to include as appropriate, information that (i) is lawfully received free of restriction from another source that, to the Receiving Party’s knowledge or knowledge it should have, has the right to furnish such information; (ii) has become generally available to the public by acts not attributable to the Receiving Party or its employees, subcontractors, consultants or advisors; or (iii) at the time of disclosure to the Receiving Party, was known to the Receiving Party free of restriction. Only the specific information that meets such exclusions will be excluded, and not any other information that happens to appear in proximity to such excluded portions (for example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion).

_____Buyer          _____Seller

(c)           The Receiving Party shall not use the Confidential Information for any purpose except in performance of its obligations hereunder or to exercise the rights granted to it hereunder.  The Receiving Party shall keep all Confidential Information in strict confidence.  The Receiving Party shall not, without the prior written consent of the Disclosing Party, disclose, in any manner or via any media whatsoever, any Confidential Information, other than to its employees, manufacturing agents, resellers, consultants and contractors  (“Representatives”) (i) who have a specific need to know such Confidential Information in order to exercise the  Receiving Party’s rights hereunder, and (ii) who are informed of the confidential nature of the Confidential Information, and (iii) who agree in writing to act in accordance with and be bound by terms and conditions at least as restrictive as the terms and conditions herein regarding the safeguarding and disclosure of Confidential Information.

(d)           Notwithstanding the foregoing, in the event disclosure of Confidential Information by the Receiving Party is mandated by applicable law, rule or regulation, or by an order of a court or governmental or law enforcement agency or other authority, each of competent jurisdiction, then (i) the Receiving Party will promptly notify the Disclosing Party of such requirement, provided that such notice is not prohibited by a regulatory, law enforcement other governmental authority or an order of court of competent jurisdiction, and (ii) the Receiving Party shall use good faith efforts, in consultation with the Disclosing Party, to challenge such disclosure or, failing in such challenge, secure a protective order or other appropriate confidential treatment of the Confidential Information so disclosed. Any such required disclosure shall not alter the nature of the information so disclosed as Confidential Information for purposes of this Contract.

(e)           The Receiving Party will be responsible for any breach of this Section 23 by any of its Representatives.  The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized disclosure (inadvertent or otherwise), and shall, within thirty (30) days of such notice (i) use reasonable best efforts to cure such unauthorized disclosure of Confidential Information; (ii) take all reasonable precautions to prevent any such unauthorized disclosure in the future; and (iii) cooperate in good faith with the Disclosing Party to assist the Disclosing Party to regain possession of its Confidential Information and/or to prevent further unauthorized use or disclosure.

(f)           The Receiving Party acknowledges and agrees that the violation of its obligations under this Section 23 would cause irreparable harm to the Disclosing Party, which harm may not be compensable solely by monetary damages, and that, therefore, in the event of an actual or threatened breach by the Receiving Party of this Section 23, the Disclosing Party shall be entitled to injunctive and other equitable relief, without the necessity of proving monetary damages or posting bond or other security.  Any such equitable relief granted shall be without limitation of or prejudice to any other rights and remedies as the Disclosing Party may have under this Contract.

_____Buyer          _____Seller

IN WITNESS WHEREOF, the Parties have caused this Contract to be signed by their duly authorized representatives on the day and year as shown below.

SELLER

By:	/s/ THOMAS P. MCCAFFREY
Name: Thomas P. McCaffrey
Title:
Date:

HONEYWELL INTERNATIONAL INC.
On behalf of its Aerospace division

By:	/s/ THOMAS F. LARKINS
Name: Thomas F. Larkins
Title: Vice President, Corporate Secretary and
Deputy General Counsel
Date:

_____Buyer          _____Seller

ATTACHMENT 1-A

STANDARD PRODUCTS

[…***…]

***CONFIDENTIAL TREATMENT REQUESTED ON 183 PAGES

ATTACHMENT 1-B

PROPRIETARY PRODUCTS

[…***…]

***CONFIDENTIAL TREATMENT REQUESTED ON 262 PAGES

EXECUTION COPY

ATTACHMENT 2

GENERAL PURCHASE ORDER PROVISIONS

1.           ACCEPTANCE ENTIRE AGREEMENT MODIFICATION.  These General Purchase Order Provisions apply to all orders for the purchase and sale of goods and services made under this Contract (the goods and services described in such orders, hereinafter, “Items”).  All capitalized terms not defined in these General Purchase Order Provisions shall have the meaning assigned to them elsewhere in this Contract.  Acceptance of each order shall be limited to the terms and conditions contained herein and incorporated herein by reference.  Each order shall be deemed accepted upon the return of the acknowledgment copy of such order or the commencement of performance by Seller.  Buyer rejects any additional or inconsistent terms and conditions offered by Seller at any time, whether or not such terms or conditions materially alter the order and irrespective of Buyer’s acceptance of or payment for Items.  These terms and conditions constitute the entire agreement between the parties and no change to or modification of any order shall be binding upon Buyer unless in writing and signed by an authorized representative of Buyer’s procurement or purchasing office at Buyer’s place of business issuing such order.

2.           PROTECTION OF PROPERTY AND INFORMATION.

A.           PROPERTY.

(1)           For the purpose of these General Purchase Order Provisions, “Property” shall mean all materials, equipment, tools, and facilities, if any, furnished to Seller by Buyer, or paid for by Buyer under any order, as well as any replacements thereof.

(2)           Title to all Property shall be vested in Buyer with the right to demand possession at any time.  Seller may use Property only in the performance of work for Buyer.  Buyer does not warrant any aspect of the Property.

(3)           Seller bears the risk of loss of all Property that is in the custody or control of Seller or any supplier or subcontractor to whom Seller delivers Property as permitted under Article 2.A.(6), below.

(4)           Seller will establish and maintain a system to control, protect, preserve, and maintain all Property in good condition and repair.  All Property is subject to removal and return at Buyer’s written request, in which event Seller, at Buyer’s expense, will prepare such Property for shipment and deliver it to Buyer in the same condition as originally received by Seller, reasonable wear and tear excepted.

(5)           Upon completion or termination of each order, Seller will retain, or cause the third party to which Seller is permitted to deliver custody pursuant to Section 2.A(6) to retain, all Property at its expense until disposition directions are received from Buyer.

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(6)           Seller may not deliver custody of any Property to any person or entity other than Buyer without Buyer’s prior written permission not to be unreasonably withheld or delayed.  If with Buyer’s prior written permission Seller furnishes Property to any supplier or subcontractor of Seller for use in performance of Buyer’s orders, Seller shall (i) insert the substance of this Section 2.A in all orders to such supplier or subcontractor; and (ii) remain responsible hereunder for any breach by such supplier or subcontractor of this Section 2.A.

B.           [INTENTIONALLY OMITTED]

C.           AFTERMARKET ACTIVITY.

(1)           For the purpose of these General Purchase Order Provisions:  (i) “Controlled Product” shall mean anything designed, developed, or created using Buyer’s Confidential Information (“Information”); (ii) “Buyer Part” shall mean any component, part, or detail of any component or part, designed, manufactured and/or sold by Buyer; and (iii) “Aftermarket Activity” shall mean transactions (including sales to third parties, including the U.S. Government) for products or services by Seller related to or based on the following:  (a) creating a repair for a Buyer part; (b) designing a new part that is similar or identical to a Buyer Part; (c) comparing a Buyer Part design with another part design; (d) obtaining Parts Manufacturer Approval (PMA) from the Federal Aviation Administration (FAA) pursuant to Part 21.303 of the Federal Aviation Regulations; (e) obtaining approval from a Designated Engineering Representative (DER) under FAA Order 8110.4 to repair a Buyer Part; or (f) obtaining any other governmental approval to manufacture or repair a Buyer Part.

(2)           Except pursuant to Buyer’s prior written permission, Seller shall not use (or assist others in using) Information to engage in Aftermarket Activity.

(3)           Except to the extent permitted by the License Agreement, Seller must obtain Buyer’s written permission before selling any Controlled Product or Proprietary Product to any third party purporting to purchase Products under authority of Buyer.

D.           TRAINING OF EMPLOYEES.  Seller will maintain adequate processes to protect Buyer’s Property and Information from improper use and/or disclosure, and will train its employees appropriately to follow such processes.

E.           [INTENTIONALLY OMITTED]

3.           DELIVERIES AND SHIPMENTS.  Delivery of Items in accordance with the schedule are a material requirement of each order.  TIME IS OF THE ESSENCE.  Seller will, at its expense, ship by express or air shipment or by the most expeditious way if the delivery schedule is endangered for any reason other than Buyer’s fault.  Buyer reserves the right to reject all or any part of any delivery that varies from the quantity authorized by Buyer for shipment.  All Items shall be packaged in accordance with Buyer’s instructions or, if none are specified, in accordance with good commercial practice in a manner sufficient to ensure arrival in an undamaged condition.  Items shipped in advance of Buyer’s delivery schedule and outside the applicable interval set forth in the last sentence of Section 8(a) of the Contract may be returned at Seller’s expense.  If requested by Buyer, Seller shall give notice of shipment to Buyer at the time of delivery of any shipment of Items to a carrier for transportation.

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4.           PERFORMANCE ASSURANCE PLAN.  At Buyer’s direction, Seller will provide Buyer with a Performance Assurance Plan prepared in accordance with procedures established by Buyer showing Seller’s work in process and yield factors for each major process step.  Buyer may impose this plan where, in Buyer’s opinion, there is a significant risk in meeting performance or delivery requirements.  The Performance Assurance Plan will demonstrate Seller’s work in process and yield factors in Seller’s format.

5.           INSPECTION.  Notwithstanding (i) payment, (ii) passage of title, or (iii) prior inspection or test, all Items are subject to final inspection and acceptance or rejection by Buyer at Buyer’s facility.  At all reasonable times, including the period of manufacture, Buyer, its customers, and/or representatives of the FAA or other cognizant aviation regulatory bodies may inspect and/or test the Items to be furnished hereunder at the places where the work is being performed, including those of the Seller’s suppliers, and Seller shall provide, without additional charge, reasonable facilities and assistance for safe and convenient inspection and test.  Buyer may inspect 100% or a sample of all Items or any lot of Items at Buyer’s option, and Buyer shall have the right to reject all or any portion of the Items or lot of Items if any such inspection reveals them to be, in Buyer’s sole opinion, defective or nonconforming.  Seller shall provide and maintain a test and inspection system acceptable to Buyer and its customers, if required.  Records of all inspection work by Seller shall be kept complete and available to Buyer and its customers during the performance hereof and for seven (7) years after final payment by Buyer or for such longer period as may be specified elsewhere

6.           WARRANTY.

A.           Seller warrants to Buyer, its successors and customers that for a period of twenty-four (24) months after acceptance of Items, that all Items furnished to Buyer (i) will be free from defects in material and workmanship; (ii) will conform to applicable drawings, designs, quality control plans, specifications, and samples; (iii) will be merchantable; (iv) will be fit for the particular purpose for which they are intended; (v) will comply with all laws; and (vi) will be free from liens and other encumbrances, and, to the extent an order calls for services to be performed, that such services will be free from defects in workmanship, will meet all of the requirements of each order and will be performed to the highest standards of workmanship in the industry (all of which are hereinafter collectively called “Conforming Items”).

B.           In the event Conforming Items are not furnished, within twenty (20) days after the non-Conforming Item is returned to Seller, Seller shall at its cost repair, correct or replace (at Buyer’s election among these alternatives) such non-Conforming Items.  The failure of Seller to repair or replace and redeliver such non-Conforming Items within such twenty (20) day period shall entitle Buyer, at its election and in addition to any other rights or remedies it may have at law or in equity, to have such non-Conforming Items corrected at Seller’s expense.  In addition to the costs of repairing or replacing such non-Conforming Items Seller agrees that, notwithstanding the provisions of any warranties, expressed or otherwise, negotiated with respect to Items purchased from Seller by Buyer or Buyer’s customers, Seller shall reimburse Buyer for labor and material cost, including overhead and general administrative (G&A) expense reasonably incurred by Buyer in connection with:  (i) the unscheduled removal and/or replacement of such Items or components thereof from a higher level assembly due to failure of such Items to conform to requirements of the applicable order or defective material, workmanship, or design; (ii) any such removal of said Items at Seller’s request; or (iii) any such removal of said Items required due to any previously required changes to said Items which Seller has failed to incorporate.

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C.           The warranty period shall be suspended upon notice that non-Conforming Items have been furnished until they have been repaired or replaced and redelivered to Buyer postage or freight prepaid, or in the case of nonconforming services, have been corrected.  The un-expired portion of the warranty shall be applicable to the repaired, replaced or corrected Conforming Items.

7.           CHANGES.

A.           Buyer may, at any time, by a written change order, without notice to any sureties, make changes in any one or more of the following:  (i) drawings, designs, specifications, where the Items to be furnished are to be specially manufactured for the Buyer in accordance therewith;  (ii) method of shipment or packing;  (iii) place or time of inspection, delivery, or acceptance; (iv) the quantity and/or type of services ordered, (v) the work or service schedules, or (vi) the amount of any Buyer furnished property. No claim by Seller for adjustment hereunder shall be allowed unless made in writing for a specified amount within twenty (20) days from the date notice of any such change is received by Seller.  If Seller considers that the conduct, statement or direction of any of Buyer’s employees constitutes a change hereunder, Seller shall notify Buyer’s authorized representative and take no action on the perceived change pending written approval of Buyer’s authorized representative.  Only Buyer’s authorized representative has authority to approve a change.  Any change made by Seller without such written approval shall be deemed voluntary by Seller and not compensable in the cost of or time required for performance.  Nothing in this Article shall excuse Seller from proceeding with performance of the affected order as changed.

B.           Notwithstanding the above or any other provision of these General Purchase Order Provisions, Seller hereby agrees that any changes that are made to meet the specified performance requirements of any order shall not entitle Seller to any adjustment in either price or delivery.

8.           DESIGN CHANGES.  During performance of any order, Seller shall not make any changes in the design of Items to be furnished by Seller under such order without advance written notification to and written approval of Buyer.  The above requirement applies whether or not there is a cost impact associated with the change and regardless of the type of change involved, including product improvements.

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9.           STOP WORK ORDERS.  Buyer may, at any time by written order, require Seller to stop all or any part of the work under any order for a period of up to one hundred twenty (120) days after delivery of such stop work order, and for any further period as the parties may agree.  Immediately upon receipt of such stop work order, Seller shall comply with its terms and take all reasonable steps to minimize the incurring of costs allocable to the work stoppage.  At any time during such period, Buyer may, in whole or in part, either cancel the stop work order or terminate the affected order in accordance with Article 10.A., Termination, of these General Purchase Order Provisions.  To the extent the stop work order is canceled or expires, Seller shall resume work.  If a stop work order is the sole and exclusive cause of a material change in cost or delivery, an adjustment shall be made in the price (excluding profit) or the delivery schedule, or both and the affected order modified accordingly; provided, however, that no adjustment in price or delivery shall be made under this Article If, (i) the work would have been otherwise interrupted or delayed, or (ii) such adjustment is available or expressly excluded under any other provision of such order or these General Purchase Order Provisions.  No claim for adjustment shall be allowed unless submitted to Buyer in writing in a specified amount within twenty (20) days after the work is terminated or the stop work order expires or is canceled whichever first occurs.

10.           TERMINATION.

A.           By written notice, Buyer may terminate any order or any part thereof, for its sole convenience.  In the event of such termination, Seller shall immediately stop all work hereunder and shall immediately cause all of its suppliers and subcontractors to cease work.  Subject to the terms of these General Purchase Order Provisions, Seller shall be paid a portion of the order price reflecting the actual costs incurred for the work performed prior to the notice of termination, plus reasonable charges Seller can demonstrate to the satisfaction of Buyer using its standard record keeping system, that have resulted from the termination.  Seller shall submit its claim no later than six (6) months after receipt of the termination notice.  Seller shall make reasonably available to Buyer or Buyer’s representative, any books, records and papers supporting its claim and such claims shall be subject to the audit provisions of Section 19 of the Contract.  Seller shall not be paid for any work performed or costs incurred which should have been avoided.  Upon Buyer’s payment to Seller in accordance with this Section 10.A., title to all equipment, materials, work-in-progress, special tooling, finished products, and anything acquired for the affected order, and any plans, drawings, specifications, Information, and other things that would have been required to be delivered to Buyer, shall vest in Buyer.

B.           By written notice, Buyer may terminate any order in whole or in part:  (i) if Seller fails or refuses to perform in accordance with any of the requirements of such order or of the Contract with respect to such order, or to make progress so as to endanger performance hereunder (a “Default”), (ii) if Seller becomes insolvent or suspends any of its operations or if any petition is filed or proceeding commenced by or against Seller (whether voluntary or involuntary) under any federal or state law, or under any agreement, instrument, security interest, or similar arrangement, relating to bankruptcy, arrangement among debtor and creditors, reorganization, receivership or assignment for the benefit of creditors, (iii) if Seller fails to provide Buyer, upon request, with adequate assurances of future performance of the affected order within the time period requested by Buyer, or (iv) if Seller engages in any use or disclosure of Information that is not expressly permitted under the terms of these General Purchase Order Provisions or Section 23 of the Contract.  Any such termination will be without liability to Buyer except for completed Items delivered and accepted by Buyer, payment for which can be set off against damages to Buyer.  Buyer shall also have the right to remove any Product of the type affected by such termination from the scope of the exclusivity obligations set forth in Section 4(b) of the Contract.  Buyer may require Seller to transfer title and deliver to Buyer any or all property produced or procured by Seller for performance of the work completed as of the termination and Seller shall be credited with the reasonable value thereof not to exceed Seller’s actual incurred costs or the order price, whichever is less.  Seller will be liable for actual and substantiated damages caused by or resulting from its material default including but not limited to excess costs of re-procurement.  If, after a termination of an order pursuant to clause (i), (iii), or (iv) of this Section 10.B., it is determined that Seller was not in Default, that adequate assurances had been provided, or that Seller had a legal right to use or disclose Information, the termination shall be deemed a termination of such order for convenience in accordance with Section 10.A.  Buyer or its designee shall have the right to audit all elements of any termination claim pursuant to Section 19 of the Contract and Seller shall make available to Buyer or Buyer’s designee on request all books, records, and papers relating thereto.  Termination of an order pursuant to this Section 10.B. shall be without prejudice to any other rights and remedies of Buyer under the Contract, other provisions of these General Purchase Order Provisions, law or equity.

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C.           To the extent an order is not terminated pursuant to Sections 10.A. or 10.B., above, Seller shall continue performance.

11.           EXCUSABLE DELAYS.  Neither party shall be in default for any delay or failure to perform hereunder due to causes beyond its control despite the exercise of all commercially reasonable efforts, and without its fault or negligence; provided, that any delay or failure to perform caused by the default of a supplier of Seller at any lower-tier shall be excused only if (i) it is beyond the control of both Seller and such supplier and without the fault or negligence of either, (ii) the parts to be furnished are not obtainable from other sources in sufficient time to permit Seller to meet the delivery schedule, and (iii) Seller furnishes prompt written notice to Buyer of the occurrence of any such cause that will or may delay Seller’s performance; and that no delay or failure to perform shall be excused if it is caused by a labor strike, stoppage, slow-down or other labor dispute.  If delivery of any Item is delayed by any excusable delay for more than forty-five (45) days, Buyer may, without any additional extension, cancel all or part of any order with respect to the delayed Item without liability, and exercise any of its remedies in accordance with Article 10.B.

12.           PRICES, TAXES AND NEW MATERIAL.  Seller warrants that none of the items furnished under any order are surplus, used, remanufactured or reconditioned or of such age or so deteriorated as to impair the usefulness or safety thereof, unless otherwise specifically stated on the face of the applicable order.  Unless otherwise provided on the face of the applicable order, THE PRICES APPEARING THEREIN INCLUDE ALL PACKAGING, CRATING, AND FEDERAL, STATE, AND LOCAL TAXES, IF APPLICABLE, AND ARE FIRM FOR THE DELIVERY PERIOD SHOWN, AND IN THE EVENT OF ANY CONFLICT BETWEEN THE PRICES SET FORTH IN AN ORDER AND THE PRICES SET FORTH IN THE CONTRACT, THE PRICES SET FORTH IN THE CONTRACT SHALL CONTROL.

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13.           [INTENTIONALLY OMITTED]

14.           [INTENTIONALLY OMITTED]

15.           INJUNCTIVE RELIEF.  Nothing contained herein shall operate to waive or limit Buyer’s right to seek injunctive relief with respect to any breach or threatened breach by Seller of its obligations under these General Purchase Order Provisions.

16.           PATENT, TRADEMARK AND COPYRIGHT INDEMNITY.  To the extent Seller obtains or has such right or protection from a sub-tier supplier, Seller shall do the following:  Seller shall indemnify and hold harmless Buyer from any and all damages, costs, including legal fees, losses, and liabilities resulting from a suit, claim, or proceeding of alleged infringement of any Intellectual Property rights by reason of the sale or use of any Item sold to Buyer hereunder, and from reasonable expenses incurred by Buyer in defense of such suit, claim, or proceeding if Seller does not undertake the defense thereof; provided, that Seller is notified of any such suit and, except for suits against the U.S. Government, Buyer offers Seller full and exclusive control of the defense of such suit, claim, or proceeding when Items of Seller only are involved therein or the right to participate in the defense of such suit, claim, or proceeding when products other than those of Seller are also involved therein; except that, this indemnity shall not extend to infringement resulting solely from Seller’s compliance with Buyer’s specific designs.  In the event of an injunction or restraining order, Seller shall, at its own expense, either procure for Buyer the right to continue to sell and use the Item, or replace or modify the Item so that it becomes non-infringing.  Seller shall also indemnify Buyer’s customers and agents for such infringement if and to the extent that Buyer has agreed so to indemnify them, but to no greater extent than Seller has indemnified Buyer herein and under the same conditions as set forth herein.

17.           INDEMNIFICATION.  Seller shall indemnify and hold harmless Buyer, its directors, officers, employees, agents and invitees from and against all liability, demands, claims, losses, costs, damages, and expenses, including but not limited to attorneys’ fees, by reason or on account of property damage, death, and personal injury of whatsoever nature or kind arising out of, as a result of, or in connection with the performance of any order or the Contract that is occasioned by the willful or negligent actions or omissions of, or material breach of the Contract by, Seller or its suppliers or subcontractors at any tier.

18.           INSURANCE.  Seller will maintain and carry liability insurance which includes but is not limited to commercial general liability (including product liability and for services to be performed, completed operations liability) in a sum no less than $5 million, automobile liability in a sum no less than $5 million, workmen’s compensation in an amount no less than the applicable statutory minimum requirement and employer’s liability in an amount of no less than $1 million, with insurance carriers acceptable to Buyer.  Seller will, if requested by Buyer, furnish certificates of insurance from its carrier(s) on the foregoing coverages, which shall provide that such coverage shall not be changed without thirty (30) days advance written notification to Buyer from the carrier(s).

19.           KEY PERSONNEL.  Seller’s personnel listed or identified as Key Personnel in any order are considered by Buyer to be critical to the successful performance of such order, and were a substantial factor in Buyer’s decision to award such order to Seller.  Buyer may consider any change by Seller in its Key Personnel as grounds for termination of any affected order under Section 10.B.

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20.           PERFORMANCE OF INDIVIDUALS.  Upon determination by Buyer, at any time, that the performance of Seller’s employees assigned to the work under any order  does not meet Buyer’s required standards, which shall be consistent with the industry and reasonable and upon notification to Seller of such determination, the failure of Seller to take appropriate corrective action satisfactory to Buyer will be a cause for Buyer termination of such order under Section 10.B.

21.           STANDARDS OF CONDUCT, INTEGRITY, AND COMPLIANCE.  Honeywell conducts its business in strict compliance with applicable laws, rules, and regulations with honesty and integrity and with a strong commitment to the highest standards of business ethics.  In addition, it is the policy of Honeywell to enter into representation or supplier agreements only with companies which have a demonstrated record of, and commitment to, the highest ethical standards.  Seller agrees that Seller will, at all times, adhere to the standards set forth in Honeywell’s “Code of Business Conduct” (hereinafter “Code”) and will fully comply and take all necessary steps to assist Buyer in complying with the Code as well as any other customary standards of business conduct prescribed by law or regulation.  A copy of the Code may be obtained at http://www.honeywell.com/sites/honeywell/codeofconduct.htm.  Seller shall, at all times, carefully comply with all rules, laws and regulations pertaining to entertainment or providing gratuities.

22.           NOTICE TO BUYER OF LABOR DISPUTES.  Whenever Seller has knowledge that any actual or potential labor dispute is delaying or threatens to delay the timely performance of each order, Seller shall immediately give notice thereof, including all relevant information with respect thereto, to Buyer.  Seller shall include this paragraph in each lower-tier subcontract under any order.

23.           SELLER’S STATUS.  It is understood and agreed that Seller and/or its employees engaged in the performance of the Contract and/or any order by Seller, are not employees of Buyer and are not entitled to Buyer employee benefits or privileges or any payment from Buyer  (other than as expressly provided for in any order) and the Seller shall pay the salaries or expenses, applicable taxes, including Social Security and unemployment of said employees.  Seller shall also pay any expenses normally paid by an employer in connection with its employees assigned to Buyer.  The Seller is and shall be deemed to be an Independent Contractor at all times during its performance of the work specified in each order.

24.           FOREIGN MANUFACTURE OF U.S. MUNITIONS LIST ARTICLES.

A.           If Seller has received technical data, manufacturing drawings, specifications, software or similar type items from Buyer, it is the responsibility of Seller to ensure compliance with all U.S. export laws and regulations.  These laws include, but are not limited to, (i) Section 38 of the Arms Export Control Act as enumerated in 22 CFR Parts 120-130, the International Traffic in Arms Regulations (ITAR), and (ii) Export Administration Act of 1979, as amended in 15 CFR Parts 730-774 of the Export Administration Regulations (EAR).

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B.           No technical data, manufacturing drawings, specifications, software or similar type items shall be transferred, disclosed or exported to “Foreign Persons” without specifically obtaining approvals from the U.S. Department of State’s Office of Defense Trade Controls or from the U.S. Department of Commerce’s Bureau of Industry and Security, as required.

C.           In the event that Seller is unable to comply with the U.S. export laws and regulations as listed above, prior written authorization of Buyer must be obtained by Seller if Seller intends to transfer, disclose or export any technical data, manufacturing drawings, specifications, software or similar type items to any “Foreign Persons” as defined in the above stated laws and regulations.  Seller agrees to abide by all limitations and provisos and/or riders and conditions listed on any licenses or other approvals issued by the U.S. Department of State or the U.S. Department of Commerce.

25.           COMPLIANCE WITH LAWS.

A.           Seller shall comply with all applicable federal, state and local laws, Executive Orders, rules and regulations during performance of the Contract and all orders, including but not limited to, the Occupational Safety and Health Act of 1970 as amended (“OSHA”); Toxic Substances Control Act as amended (“TSCA”); the Fair Labor Standards Act of 1938 as amended (“FLSA”); the Clean Air Act as amended; the International Traffic in Arms Regulations (“ITAR”) as amended; and the Anti Kickback Act of 1986 as amended.

B.           Seller agrees to furnish documentation, within seven (7) days of Buyer’s request, regarding payment, offer, or agreement to pay “political contributions” or “fees or commissions” (as those terms are defined at 22 CFR 130) with respect to any sale by the Buyer for which a license or approval is required from the Office of Defense Trade Controls, Department of State or any sale pursuant to a contract with the Department of Defense under Section 22 of the Arms Export Control Act (22 U.S.C. § 2762).

C.           Seller warrants that all representations and certifications furnished by Seller as required by law or regulation in connection with each order are accurate, current and complete as of the effective date of such order, and that to Seller’s knowledge no person has been paid a kickback or illegal gratuity in connection with such order or the Contract.  Seller agrees to indemnify and hold Buyer and its customers harmless for any loss, damage or expenses sustained because any certification or representation herein or in any order, or required by law or regulation, made by Seller was inaccurate, non-current or incomplete or due to Seller’s non compliance with any applicable law or regulation.

D.           To the extent it is applicable to Seller’s Items, Seller shall at all times be in compliance with the Fastener Quality Act (Public Law 101-592 as amended by Public Law 105-234) as amended from time to time (the “Act”).  Seller shall defend (with counsel of Buyer’s choosing), indemnify and hold harmless Buyer from any and all claims, demands and causes of action brought by Buyer or by any third party against Buyer in any manner relating to Seller’s failure to comply with the Act.  Seller’s indemnity shall include, but not be limited to, reimbursement of any costs associated with any return, recall or retrofit of parts sold under any order which are not in compliance with the Act.

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E.           To the extent applicable to Seller’s Items, Seller shall conform to the requirements of European Union (EU) Directive 2003/11/EC relating to restrictions on the marking and use of certain substances and preparations containing the brominated fire retardant Pentabromodiphenyl ether (PentaBDE) and Octabromodiphenyl ether (OctaBDE).  Seller shall defend (with counsel of Buyer’s choosing), indemnify and hold harmless Buyer from any and all claims, demands and causes of action brought by Buyer or by any third party against Buyer in any manner relating to Seller’s failure to comply with this directive.  Seller’s indemnity shall include, but not be limited to, reimbursement of any costs associated with any return, recall or retrofit of parts sold under any order which are not in compliance with the Directive.

F.           Seller will comply with all applicable national, EU, state/provincial and local environmental, health and safety laws, regulations or directives.

G.           Upon request, in form and substance satisfactory to enable Buyer to meet its compliance obligations with regard to Regulation (EC) No 1907/2006 (“REACH”) or similar laws or regulations identified by Buyer, Seller will provide Buyer with complete information regarding the chemical composition of any Items (substances, preparations, mixtures, alloys or goods) supplied under any order, including all safety information required under REACH and information regarding the registration or pre-registration status of any Items pursuant to REACH. Seller agrees that it will include any Buyer “Identified Use” in its REACH registrations or applications for authorization pursuant to REACH unless Seller notifies Buyer in writing that it rejects such “Identified Use” in order to protect human health or the environment and specifies the reason for such rejection.  In such case Buyer shall have the right to terminate any order without incurring any costs or damages.

H.           Additionally, unless Seller provides Buyer with a written material declaration showing such substances and obtains Buyer’s prior written consent or Buyer clearly specifies such substances in each order, no Items will contain any of the substances identified in Article 4.1 of the European Parliament Directive 2002/95/EC (RoHS Directive) as that Directive is updated from time to time, or similar laws or regulations identified by Buyer, restricting the use of hazardous materials in other jurisdictions.

I.           Items will comply with the restrictions set forth in the Montreal Protocol on ozone-depleting substances.

J.           Seller will be responsible for all costs and liabilities for or relating to the recycling of Items pursuant to the most current version of European Parliament Directive 2002/96/EC (WEEE Directive) as such Directive is implemented in each country, or similar laws or regulations identified by Buyer.

26.           [INTENTIONALLY OMITTED].

27.           [INTENTIONALLY OMITTED]

28.           DISPUTES.

A.           In the event of any dispute, controversy or claim in any way arising out of the Contract or any order (a “Dispute”), upon the written notice of either party hereto, the parties hereto shall attempt to negotiate a resolution of the Dispute.  If the parties hereto are unable for any reason to resolve a Dispute within 30 days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 28 B. hereof.

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B.           Any Dispute not resolved pursuant to Section 28 A. hereof shall, at the request of either party hereto (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current CPR Mediation Procedure (the “Procedure”), except as modified herein.  The mediation shall be held in New York, New York.  The parties shall have 20 days from receipt by a party of a Mediation Request to agree on a mediator.  If no mediator has been agreed upon by the parties within 20 days of receipt by a party of a Mediation Request, then either party may request (on written notice to the other party), that the CPR appoint a mediator in accordance with the Procedure.  All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings.  No party hereto shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of the other party except in the course of a judicial or regulatory proceeding or as may be required by law or requested by any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court, tribunal, or judicial or arbitral body or securities exchange.  Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.  If the Dispute has not been resolved within 60 days of the appointment of a Mediator, or within 90 days of receipt by a party of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 28 C.

C.           Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and the courts of the United States of America located in New York County, New York for any litigation arising out of or relating to this Contract or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 1 of the Contract, shall be effective service of process for any litigation brought against it in any such court.  Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Contract or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of New York sitting in New York County or the courts of the United States of America located in New York County, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO TRANSACTION MATTERS.

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29.           CHOICE OF LAW.  Any and all claims, disputes or controversies in any way arising out of or relating to (a) this Contract, (b) any breach, termination or validity of this Contract, (c) the transactions contemplated hereby or (d) any discussions or communications relating in any way to this Contract or transactions contemplated hereby (the “Transaction Matters”), and the existence or validity of any and all defenses to such claims, disputes or controversies, shall be governed and resolved exclusively by the laws of the State of New York.  Each party irrevocably and unconditionally waives any right to object to the application of New York law or argue against its applicability to any of the matters referenced in the immediately preceding sentence.

30.           [INTENTIONALLY OMITTED]

31.           NON-WAIVER.  No failure by Buyer to assert its rights under any provision of each order, or failure of Seller to perform any provision of the Contract or any order, shall be effective as a waiver thereof unless consented to in writing by Buyer; nor shall any such waiver constitute an advance waiver of any other provision or failure to perform.

32.           ASSIGNMENT AND SUBCONTRACTING.  Each party may assign all of its rights or obligations under this Contract without the consent of the other party in connection with a merger, reorganization or sale of all or substantially all of the assets or business to which this Contract relates.  Each party will provide the other party with written notice of any such assignment or transfer no later than ten (10) days after the effective date of such assignment or transfer.  Buyer may assign this Contract to an entity Controlling, Controlled by or under common Control with Buyer (“Affiliate”) without the prior written consent of Seller; Buyer may assign any portion of its rights and obligations hereunder to either or both of two Affiliates, one in Europe and one in Asia, without the prior written consent of Seller; and Buyer may assign any portion of its rights and obligations hereunder to any other Affiliate with the consent of Seller, such consent not be unreasonably withheld.  Seller may subcontract or delegate its rights and obligations under this Agreement to one or more wholly-owned subsidiaries of Seller without the consent of Buyer but Seller remains liable for the performance by such wholly-owned subsidiaries.  Any other assignment or transfer of this Contract or the rights or obligations of a party hereunder will require the consent of the other party. In the event of any assignment permitted hereunder, the assignee shall agree in writing to be bound by the terms and conditions of this Contract and to assume all of the obligations of the assigning party.  Any other assignment or transfer of this Contract, including a subcontract of the majority of Seller’s obligations under this Contract, shall be void.  All terms and conditions of this Contract shall be binding on and inure to the benefit of the legal representatives, successors and permitted assigns of the parties.

33.           HEADINGS.  Headings set forth in the Contract or any  order are for convenience of reference only and are not intended to, nor do they alter the meaning, content, or enforceability of any Article hereof.

34.           SEVERABILITY.  In the event any provision of the Contract is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions of the Contract will not be affected and, in lieu of such invalid or unenforceable provision, there will be added automatically as part of the Contract, as applicable, one or more provisions as similar in terms as may be valid and enforceable under applicable law.

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35.           SURVIVAL.  Articles 2, 6, 12, 16, 17, 25, 28 and 29 of these General Purchase Order Provisions and Sections 19, 21, 22 and 23 of the Contract will survive the termination or completion by Seller of performance of the Contract, these General Purchase Order Provisions and/or any order.

36.           RESPONSIBILITY FOR SUBCONTRACTORS AND SUPPLIERS.  Seller will be responsible for the performance of its subcontractors and suppliers and any breach or default of any provision of this Contract or any order by any of them shall be deemed a breach or default by Seller.

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EXECUTION COPY

ATTACHMENT 3

STATEMENT OF WORK

This Statement of Work defines the services (“Services”) Seller will provide to Buyer under the Contract (of which this Statement of Work is a part).  All capitalized terms not defined in this Statement of Work shall have the meaning assigned to them elsewhere in the Contract. There shall be no additional charge for any of these Services.

Seller shall have and maintain the capability to manage mechanical and electrical hardware components having variable consumption requirements.  Additionally, Seller shall have and maintain the capability to offer value added services including kitting, packaging and electrostatic device handling in accordance with commercial and governmental program requirements and with the requirements of the Contract.

Seller will be responsible for the scheduling, procurement, testing, and delivering of Products at  Buyer’s facilities located in the locations listed in Appendix A and such other locations as Buyer may designate from time to time (“Buyer Locations”), and shall be responsible for monitoring, management and bin maintenance of Products in point of use areas at those Buyer locations that are designated in Appendix A as being scanned by Seller (the “Seller-Scanned Locations”).  Appendix A may be updated by Buyer from time to time upon five (5) business days written notice to Seller.  Seller shall continuously manage and rationalize its supply base with the objective of optimizing cost and quality.  Furthermore, Seller shall have the technical expertise to assist Buyer in part standardization.

Seller acknowledges that Seller’s location, facilities, quality control, manpower availability and management personnel are part of the consideration of the Contract.

1.           GENERAL

1.1           Seller will maintain the capability and willingness to expand Services worldwide in order to better support Buyer.

1.2           Seller shall ensure continuous support to Buyer by providing twenty-four (24) hour, seven (7) day availability of a Buyer-dedicated Program Manager.  The Program Manager must have a high level of experience and familiarity with all Services.  Seller shall notify Buyer thirty (30) days prior to placement of a Program Manager (providing name and qualifications), and the selection of the Program Manager will be subject to the reasonable disapproval by Buyer, in which case Seller will promptly designate an alternate Program Manager acceptable to Buyer.  Seller will also provide adequate additional on-site personnel at each Buyer Location to provide the Services.  Buyer shall reserve the right to approve (which approval shall not be unreasonably withheld) the Seller’s personnel dedicated to the Services.  Furthermore, Seller shall provide, upon Buyer’s request, information regarding the qualifications and experience of specified personnel.

1.3           During implementation of the Services, transition activities shall be co-developed and supported in a collaborative environment.  Seller shall assist with implementation and training as required.  On-time delivery (OTD), PPM, and Fill Rate standards for Products managed hereunder shall be as set forth in the Contract.

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1.4           Until January 1, 2010, Seller shall conduct in-person quarterly reviews (the “Reviews”) of the Services and Seller’s performance under the Contract with Buyer personnel as specified by Buyer; thereafter, the Reviews shall take place every six (6) months.  Seller shall make its Program Manager and all dedicated and lead on-site personnel available for these Reviews.  The Reviews will take place at a time and place specified by Buyer.  The Reviews shall also address the following:

•	Identify any existing or potential risk to Seller’s performance;
•	Identify any problem areas or sources of dissatisfaction with Seller’s Products as expressed by Buyer or Buyer’s customer;
•	Develop joint corrective action plans and schedules for the two preceding items.
•	Coordinate corrective action plans with delivery schedules.
•	Report progress of corrective action plans and schedules; and
•	Identify potential areas of growth for Seller and Buyer Products.
•	Identify productivity gains.

At the conclusion of each Review an action list, with assigned responsibilities, will be prepared and signed by Buyer and Seller.  Any attendance at a Review shall not relieve Seller of any obligations or transfer any obligations of Seller to Buyer.

1.5           Seller shall provide a purchasing resource to perform purchasing activities associated with the introduction of new Products to the Contract, as well as any potential non-Contract requirements.  This resource shall be available to Buyer to support such sourcing activities.  Such sourcing activities shall include suggesting available industry alternates and proposals/recommendations for adding new requirements to the current Contract.

1.6           Seller shall have available support staff to provide effective liaison and coordination whenever problems arise with Services on both a routine and emergency basis.  This assistance shall be available at no charge to Buyer, 24 hours per day/7 days per week.  Seller shall provide personnel at Buyer Locations as described herein from 7:30 a.m.-5:00 p.m. local time on regular Buyer work days.  Seller shall make on-call personnel available to Buyer Locations outside these hours.

1.7           As of the Effective Date, Seller shall have developed and proposed to Buyer a process to address normal operational support as well as emergency situations and urgent requests by Buyer.  This process shall be subject to Buyer approval and include, by way of example and not limitation, response time limits as noted below:

•	AOG contract Products: will ship within four (4) hours from notification.
•	Normal stockout line stoppage situations: shall deliver within twenty-four (24) hours from notification.
•	Standard replenishment: Will be delivered within five (5) business days after bin scan.

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1.8           Situations involving Engineering/Technical support will be handled by Seller as follows:

•	Problem identification: 48 hours. Seller will identify the problem requiring Engineering/Technical support to Buyer in writing
•
Problem resolution plan:  1 week.  Seller will prepare and present to Buyer for its approval a plan for resolution of the problem.  Upon approval by Buyer, Seller will proceed to implement the plan in accordance with timetables set forth therein.

1.9           Seller shall provide and maintain the information systems, infrastructure, and equipment required to support all activities related to the Services.  Additionally, Seller information systems shall have interface capability with Buyer information systems as mutually agreed upon by Seller and Buyer.  Seller warrants that its information system capabilities are suitable for the scope and magnitude of the Services and flexible enough to adapt to Buyer’s requirements under the Contract.  Buyer personnel shall have reasonable access to Seller systems, as determined by Seller, to support various data needs associated with the Services, including but not limited to on-line quality records, component cross reference information, and reporting/metrics.

2.           INVENTORY, PACKAGING AND DELIVERY

2.1           Seller will maintain its warehouse facilities in locations to be agreed upon such that at all times during the Term (i) they are adequate to support the provision of the Services to Buyer and fulfill Seller’s obligations under the Contract; and (ii) they are adequate to protect Products against theft, casualty damage, degradation and environmental damage.  Seller will maintain Forward Stocking Locations (“FSLs”) on a virtual basis for all Buyer Locations.  Buyer reserves the right to request physical FSLs at any of the Buyer Locations and shall provide Seller reasonable opportunity to establish such FSLs and business justification for such FSLs. Seller shall use reasonable best efforts to establish such FSLs within six (6) months of such request, but to the extent that the establishment of such FSLs is impracticable notwithstanding the exercise of such efforts, Seller may have additional time to establish such FSLs, up to a total of nine (9) months from the date of such request.  Seller will hire and dedicate a sufficient number of employees (which may be FTEs as approved by Buyer) to operate the FSLs and support Buyer at the Buyer Locations, at the cost and expense of Seller.  Seller employees will deliver items to Buyer’s facility and, at Seller-Scanned Locations, scan and fill Products into Buyer’s bins.  Seller will be responsible for tax liabilities on inventory that it owns.

2.2           Seller shall bar code and package the Products and documents in accordance with Buyer’s procedures as further detailed in Appendix D hereto.  Seller shall package the Products in clear and resealable electronic static discharge (ESD) bags, if applicable.  Seller shall provide adequate protection for all Products to prevent damage, loss, corrosion, deterioration and other injury or harmful conditions during shipment, handling and storage.  Products will be shipped in disposable containers suitable for land or air transport.

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2.3           The following documents will be available to Buyer for all Products herein and must accompany all Products, and in the event that Products are being shipped cross-borders one (1) copy thereof inside the shipping container and one (1) outside the container:

1.           Copies of packing slips or certificates of compliance, or both;

2.           Copies of the bill of lading, express courier receipt or waybill with the mention of the Purchase Order and the part number;

3.           Copies of the commercial invoices (in addition to the two (2) invoices sent with the original to the Accounts Payable Department);

4.           Copies of the customs invoice, if and as applicable, with the mention of the purchase order and the part numbers, the exact description of the Products, harmonized system code for purposes of clearing customs, bill of lading or waybill numbers and declared value.  The declared value must include all costs required to be included by applicable customs laws.

2.4           Title and risk of loss shall pass to Buyer upon (i) placement of the Products in the bins for Products to be delivered at Seller-Scanned Locations, and (ii) delivery of the Products to Buyer’s dock for Products to be delivered at other Buyer Locations.

3.           DIRECT SHIP AUTHORITY

3.1           Pursuant to the terms of this Contract, Seller shall be permitted to sell, import and distribute the Products pursuant to Buyer’s Direct Ship Authority.  In order to maintain and meet the requirements of Buyer’s Direct Ship Authority, Seller agrees to use the Products in strict accordance with the terms and conditions set forth in this Contract and the License Agreement, and not to use the Products for any other purpose, including without limitation, to design or manufacture products, compare a product or design of a product, or obtain FAA PMA, Designated Engineering Representative approval, or other governmental approval to manufacture or repair a product.  In the event that Seller fails to comply with the provisions of Buyer’s Direct Ship Authority and Seller’s obligations set forth in this Section 3, Buyer may, at its option, rescind Seller’s rights to sell, import and distribute the Products pursuant to Buyer’s Direct Ship Authority.

3.2           Seller will maintain or cause to be maintained its registration and all underlying requirements with all applicable Regulatory Authorities, including, without limitation, registration with the FAA to be in full compliance with the Authorized Release Certificate, FAA Form 8130-3, Airworthiness Approval Tag, as required by the Seller to fully satisfy its obligations and conditions under this Contract.  Seller will (a) report to every applicable Regulatory Authority within any relevant time periods all events that are required to be reported (including any death or serious bodily injury caused by any Products); and (b) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to every applicable Regulatory Authority.

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4.           WORK IN PROCESS

4.1           Seller shall observe and comply with Buyer’s existing floor layouts and bin configurations and labeling.  Seller shall recommend optimizations to floor layouts and bin container sizes and labeling systems for the components in order to maximize the efficiency of the Services.  All such recommendations shall be in accordance with Buyer’s plant engineering requirements and are subject to Buyer approval.  Upon request by Buyer, Seller shall be responsible for developing processes and procedures to add, remove, identify, control, maintain, and replace (as needed) containers according to Buyer’s various production requirements.

4.2           This Article 4.2 applies to Seller-Scanned Locations only.  Seller’s bin replenishment processes shall support the various Buyer requirements as set forth in the Contract.  Seller’s employees will visually inspect and scan all bins routinely and at least once a day.  Seller shall provide visual scan signals to indicate when scan for replenishment has occurred.  Seller will take full responsibility for monitoring the Products in the bins, ordering replenishment Products and restocking the Floor Bins with Products as required.  Routine replenishment of Products will be accomplished by Seller within an average of five (5) business days and stockouts will be replenished within twenty-four (24) hours.  Seller will keep the bins and the immediate area surrounding the bins neat and free from debris.  Products placed in the bins will be kept in Seller’s packaging until Buyer purchases or uses the Products so that lot traceability can be maintained.  Seller, with Buyer support, must be able to assess the minimum and maximum stock level of each bin container.

4.3           Seller replenishment processes must ensure component availability and shall at a minimum comply with Appendix B hereto.  In the event of a shortage, Seller information systems must provide capability for stock transfers from station to station/bin to bin/Buyer Location to Buyer Location.  Seller shall support bin replenishment lead times as provided in the Contract.  Oversize requirements, spares, repairs and components associated with engineering changes shall be addressed with a 24 hour time frame.  Seller shall determine inventory availability, obtain Buyer approval, place purchase orders and expedite Product delivery to Buyer.

4.4           Seller shall recommend process improvements regarding min/max calculations and stocking levels to maximize efficiency.  Seller recommendations shall be subject to Buyer approval and will be in accordance with the parties’ intent of maintaining supplies as set forth in the Contract.

5.           QUALITY

5.1           Seller will at all times comply with industry standard or better quality requirements regarding process controls, design controls, document controls, purchasing, sub-tier suppliers’ manufacturing methods, weight controls, tool controls and documentation delivery.  As of the Effective Date Seller shall have provided to Buyer for Buyer’s approval a written description (the “Quality Plan”) of the process (“Quality Program”) it will use to meet these quality requirements and to promote continuous improvements thereto, as further detailed in Article 5.7.  For all Products delivered under the Contract, Seller’s qualified quality personnel will inspect, test, accept or reject as appropriate, and certify in writing prior to delivery that Products are airworthy and meet contractual (and to the extent applicable purchase order) requirements.  Upon Buyer approval, and throughout the Term, Seller will maintain and comply with the Quality Program.  Seller’s performance under, and possible improvements to, the Quality Program will be reviewed at the Quarterly Reviews.

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5.2           Seller shall maintain all requirements under AC OO-56A Voluntary Industry Distributor Accreditation Program, as may be amended from time to time.  Seller’s quality system and/or inspection system shall comply with the requirements of AS 9100 and 9120, and the following additional standards, as applicable:

For non-U.S. Locations:

1.           ISO 9001; or
2.           ISO 9002; or
3.           SO 9003; or
4.           AQAP-1; or
5.           AQAP-4; or
6.           AQAP-9; or
7.           JAR Part 21; or
8.           Transport Canada (TC) Chapter 561

For U.S. Locations:

1.           ISO 9001; or
2.           ISO 9002; or
3.           ISO 9003; or
4.           FAR Part 21.

5.3           Seller shall comply with Buyer’s quality requirements as specified in relevant Buyer purchase order clauses and required Buyer engineering control standards or drawings.

5.4           Seller is fully responsible for all work subcontracted, and shall ensure the flow-down of Buyer’s quality requirements to Seller’s subcontractor(s) and suppliers.

5.5           Seller shall comply with Buyer’s Supplemental Purchase Order Conditions Manual, Revision G, dated September 15, 2007 (“SPOC”), and any subsequent revisions thereto.  Buyer shall supply Seller copy of the manual prior to execution of this Contract.

5.6           For any Products affected by shelf life and/or service life, Seller shall ensure that such Products are delivered no more than three (3) months prior to expiration date.

5.7           The Quality Plan shall set forth in detail the procedures and instructions that ensure thorough design, manufacture, inspection, test and services, product conformity to Contract requirements specifically for the Product(s).  At a minimum, the Quality Plan shall contain elements defining the following:

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1.           purpose of the plan;
2.           management responsibilities;
3.           quality system;
4.           contract review;
5.           design and development, configuration management;
6.           documentation, record keeping and data control;
7.           purchasing;
8.           customer supplied Products;
9.           Products identification and traceability;
10.         process control;
11.         inspection and testing;
12.         inspection, measuring and test equipment;
13.         inspection and test status;
14.         control of non-conforming Products;
15.         corrective and preventative action;
16.         handling, storage, packaging and delivery;
17.         [Intentionally Omitted];
18.         internal quality review and audits;
19.         training and personnel certification;
20.         servicing - product support;
21.         statistical techniques;
22.         inspection stamp controls; and
23.         First Article Inspection on Buyer Engineering controlled parts, said FAIs shall be acceptable from the manufacturer to the Buyer.

5.8         All or some of the elements stated below may be required by Buyer in addition to the Quality Plan depending on the Product to be supplied:

1.           design control;
2.           document control;
3.           special class parts;
4.           weight controls;
5.           methods and manufacturing;
6.           tool controls;
7.           interchangeability and interface controls; and
8.           additional delivery documentation.

The parties understand that some of the above-mentioned elements may require additional processing time and costs to implement.  Buyer will be liable for these reasonable costs upon invoice from Seller.

5.9           For Products subject to Material Review Board (“MRB”) review, Seller will abide by all Buyer’s MRB requirements.  Seller may not assume delegation of MRB authority without the prior written consent of Buyer.

5.10           Seller shall supply Products in compliance with the technical and contractual requirements specified in the Contract and applicable purchase orders.  Products which become non-conforming due to hardware or software developments or modifications, manufacturing discrepancies or defective material shall not be shipped to Buyer without Buyer’s prior written approval.

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5.11           First article Inspection must be carried out by Seller against both Buyer’s and Seller’s drawings, as and when applicable and in compliance with the SPOC.  Each first article Inspection report, which Buyer shall accept from manufacturer, shall cover, at a minimum, all related dimension and notes found on the drawings of latest issue.  Seller shall identify key characteristics whenever possible.

5.12           For all new Products, first article Inspection and functional testing must be carried out on one (1) Product from the first production batch and in accordance with the SPOC.  Any subsequent Product change, an interruption to the production or manufacturing process in excess of eighteen (18) months or any configuration change shall also require a first article Inspection report and test from Seller.  For any new Products procured after the Contract date, Seller shall flow this requirement to the manufacturer.  For all existing inventory, this requirement is hereby waived.  In addition, for all Products, even those which have been previously subjected to first article Inspection, further first article Inspections shall be carried out from time to time as specified in the SPOC.  A first article Inspection report must be included with all first article shipments.

5.13           Buyer must supply appropriate drawings to Seller for inspection purposes prior to initial shipment of the Products therein described.

5.14           Any Buyer source inspection carried out on the Product(s) does  indicate final acceptance by Buyer, and does relieve Seller of the responsibility for quality and delivering Product(s) conforming to the Contract.

5.15           For the period set forth in the audit provisions of the Contract, Seller shall maintain on file records regarding the provision and quality of the Services.  All such records shall be subject to Buyer’s audit rights set forth therein.  All such records shall be reasonably available electronically for access by Buyer at all times.

5.16           Seller shall coordinate with Buyer on a monthly basis to report actions taken on identified non-conformances.  The reporting format will be agreed upon by Buyer and Seller.

5.17           Notwithstanding any acceptance or inspection by Buyer, any Products which are not delivered in conformity with the terms and conditions of this Contract shall be held by Buyer, at Seller’s expense, pending disposal.  Seller shall then remove, repair or replace, at Seller’s option, any such non-conforming Products at no additional expense to Buyer.  In cases where any Products have been returned to Seller’s facility, Buyer shall issue a corresponding debit note (including transportation costs) on any payments made.  Any rejected or defective Products which are not promptly corrected in order to meet the delivery schedule may, at Buyer’s option, be corrected by Buyer at Seller’s expense.

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5.18           For all Products delivered which are not part of bin program service requirements, Seller shall submit one (1) set of certificates as specified in the SPOC and/or applicable purchase order; otherwise, said certificates will be available on-line.

5.19           Seller shall attach the necessary certification document(s) to permit importing the Products, and installing the Products into a prototype or production Aircraft in accordance with the latest revision of the airworthiness regulations applicable for the importing country.  The certification document(s) shall show the configuration/modification status of each Product.

5.20           Buyer shall be entitled to place and maintain a resident quality representative at Seller’s principal place of business or warehouses and/or at Seller’s subcontractor(s)/sub-tiers during the Term or such lesser periods as Buyer may deem suitable, to witness acceptance test of the Product(s), and to carry out source inspection acceptance of the Product(s) prior to shipment; provided, however, that Seller will conduct source inspections regardless of whether Buyer exercises its rights under the preceding clause.

5.21           During performance of this Contract, Seller’s quality system and status, inspection system, software quality system, manufacturing and test processes may be periodically reviewed and evaluated, on a planned basis, by Buyer, governmental quality personnel or a customer’s representative, to the degree and frequency determined necessary by Buyer or its government inspector.

6.           CHANGE MANAGEMENT

Seller shall provide to Buyer notice of industry standard changes that will affect Products upon notification from suppliers.  Furthermore, such notifications shall be made in advance of applicability by a period at least as long as the applicable Product lead time to avoid potential disruption to Buyer production operations.  Such notification will be communicated by Seller through the Buyer change request process, or as otherwise requested by Buyer.  Buyer and Seller information systems teams shall work together to ensure system interface and training are conducted accordingly.  Seller shall submit a change/obsolescence control management plan for review and approval by Buyer, and include process for bin level re-identification as necessary.  Regardless of industry driven changes to Buyer driven changes to the components, Seller’s change management plan shall minimize inventory exposure to both Buyer and Seller.

7.           SUPPLY BASE MANAGEMENT

Subject to the exclusivity provisions set forth in Section 4 of the Contract, Buyer reserves the right to maintain its relationship with manufacturers.  Seller shall continuously focus on opportunities to optimize its supply base by providing periodic supplier rationalization updates.  Seller shall proactively manage its supply base by monitoring areas such as delivery and quality performance, lead-time reduction, cost reduction initiatives, and service level.  Such efforts will be periodically communicated to Buyer as requested.  Seller must access the Supplier Portal at least once in each month and is responsible to maintain the integrity of the data therein. Seller’s performance shall be measured in part by the Supplier Portal, but such measurement shall not be limited to the Supplier Portal.

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8.           DATA AND REPORTING

8.1           Seller shall provide reports at the frequency specified below that include, but are not limited to, the following:

•	12 Month Report (quarterly for rolling 12-month periods):
o	Calculate number of scan hits per bin
■	Any bins with >16 hits per year, review against forecast
■	Make recommendations on scan quantities based on this information

•	Auto-AMC (monthly):
o	Looks at historical demand to calculate monthly average to ensure Seller has the right amount of stock in the FSL to support Buyer’s demand
o	Seller can then fill out AMC Justification form when variances arise

•	Fill-Rate Report (monthly):
o	Used for the Voice of the Customer or equivalent reporting tool

•	Stockouts (monthly):
o	Chart the monthly stockouts per Buyer Location
o	Seller to proactively work report to catch problems before they come up

•	Aged Past Due (weekly):
o	Work past due parts
o	Prioritizes past dues

•	Weekly Open Order Reports:
o	Automated report from Sales Zone or equivalent reporting tool

•	Daily Scan Reports:
o	Occur once scan is successfully uploaded into BPCS

•	Daily Shipment Reports:
o	Show shipments that occurred the prior day

•	Monthly Bin Location Update:
o	Provides Buyer with current “bin map” for reference

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•	Phoenix R&O (Customer Specific):
o	Subject to Seller authorization and approval, Buyer is linked directly into Data Warehouse to obtain:
■	Shipments
■	Open Orders
■	Shelf-life data

8.2           Throughout the Term, Seller agrees to communicate and transfer data electronically with Buyer when and as required by Buyer.  In this respect, Seller shall maintain software, software formats and versions, system operations, security procedures, signature processes, transmission regulations and any other required procedures which are consistent with Buyer’s systems, formats and procedures.  Seller shall have the ability to perform web based purchase order transactions.

9.           SELLER PERSONNEL

9.1           Seller will assign qualified personnel to perform the Services, and will ensure that its personnel devote sufficient time and effort to performing the Services as necessary to complete all Services in accordance with this Statement of Work and to meet the performance standards set forth in this Statement of Work and elsewhere in the Contract.  Seller will bear all liability for the acts or omissions of the personnel assigned to perform the Services.  If Buyer determines that any Seller personnel performing Services are unacceptable, Buyer will notify Seller providing reasons in writing and Seller will take prompt, appropriate corrective action, which may include, at Buyer’s request, replacing the personnel, to be mutually agreed upon by the parties.  Seller will pay all costs associated with replacing the personnel.

9.2           Nothing in the Contract will be construed to place Seller and Buyer in an agency, employment, franchise, joint venture or partnership relationship.  Neither party has the authority to obligate nor to bind the other in any manner; and nothing contained in the Contract will give rise to or is intended to give rise to rights of any kind to any third parties.  Neither party will make any representation to the contrary.  The parties agree that Seller will perform its obligations under the Contract as an independent contractor.  Seller retains the right and obligation to exercise full control of, supervision over and responsibility for Seller’s performance hereunder, including the employment, direction, compensation and discharge of Seller’s personnel, as well as compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other laws, rules, codes, taxes, regulations and ordinances governing such matters.

9.3           When performing Services at Buyer’s facility, Seller personnel will observe and comply with Buyer’s security procedures (including with limitation those set forth in Appendix C, Honeywell’s Security Provisions for Employees of Honeywell Subcontractors/Sellers/Vendors or other procedures that apply in lieu of or in addition to Appendix C at particular Buyer Locations to the extent that pertinent Seller personnel are notified thereof in writing or by posting at the relevant Buyer Location), rules, regulations, policies, working hours and holiday schedules. Seller will comply with all applicable national, state and local laws, regulations and ordinances and Buyer’s Code of Business Conduct (“Code”) in performing this Agreement.  A copy of the Code may be obtained at http://www.honeywell.com/sites/honeywell/codeofconduct.htm.  Seller will maintain an integrity and compliance program acceptable to Buyer and effective in preventing and correcting ethical violations and in maintaining compliance with laws.

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9.4           Both parties agree to limit access to technology only to persons who qualify for access under the governing export laws, and who have a specific and legitimate business need for such information.  Both parties acknowledge and understand that persons from nations embargoed by the United States (including but not limited to Cuba, Iran, North Korea, Syria, and Sudan), and persons or entities included in any of the U.S. Government’s restricted parties lists, are prohibited from engaging in activities involving Buyer.

9.5           Seller’s personnel assigned to work at a Buyer location under this agreement must be:  (a) 18 years of age or older; (b) legally qualified to perform the work to which they are assigned; (c) competent to provide the assigned services; and (d) trained as required for the assignment.  If any potential Seller personnel is a foreign person (not a U.S. citizen, or permanent resident as defined by 8 U.S.C. 1101(a)(20) or protected individual as defined by 8 U.S.C. 1324b(a)(3)) and is in the U.S. under a visa or any other work authorization, Seller must notify the Buyer Export Control Manager or designated Buyer personnel for evaluation for potential export licensing requirement prior to performing Services for Buyer.

10.           COMPLIANCE

In addition to and without limiting any other compliance requirements under the Contract or the SPOC, Seller will comply with the following:

10.1           Upon Buyer’s request, Seller agrees to provide Buyer with information necessary for Buyer to meet future re-export compliance obligations.  Seller represents, warrants and covenants that, as of the date of shipment, it will have obtained all necessary export and import licenses, permits or exemptions relating to the Products exported by Seller outside of the Untied States. Seller will act as the exporter of record for purposes of U.S. Census Bureau, Automated Export System (AES) filings and comply with all U.S. export laws and regulations including, but not limited to the International Traffic in Arms Regulations (ITAR) and Export Administration Regulations (EAR) for all Products shipped outside of the United States, and will be responsible for obtaining all necessary validated export licenses and permits necessary to ship any Products to locations outside of the United States. Where applicable, Seller may be permitted to utilize Buyer’s license authority for the shipment of certain ITAR-restricted parts oversees. Seller will advise Buyer of any import or export restrictions imposed by any governmental authority upon any of Seller’s Products sold to Buyer.

10.2           All Products shall be in compliance with FAA and other applicable airworthiness authorities’ certification requirements.  Seller shall, at its expense, supply certification data to Buyer for analysis and, when required by Buyer, shall submit such data to the appropriate government airworthiness authorities.  Seller shall reimburse any direct costs incurred by Buyer (including, without limitation, flight testing costs) as a result of any delay, act, omission or failure to perform by Seller pursuant to this Article 10.2.

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10.3           Buyer shall assist Seller in obtaining direct shipping authorization from the FAA to issue 8130-3 tags with regard to Products supplied to the aftermarket.

11.           PART STANDARDIZATION

Seller shall submit to Buyer a plan for promoting component standardization and rationalization.  Seller shall develop and maintain an electronic listing of all Products along with cross reference part numbers per military and industry standards.  This database should be regularly utilized by Buyer and Seller to evaluate potential lower cost standard replacements for existing requirements and new design applications.

12.           WARRANTIES

12.1           Seller warrants that:  (a) all Services will be performed in a competent and professional manner, by qualified personnel under the direction and control of Seller, in accordance with the highest standards in the industry provided by reputable service providers performing services of a similar nature, and (in the case of each of Seller’s personnel) with the same degree of care, skill and diligence as is ordinarily possessed and exercised by a member of the same profession, currently practicing, under similar circumstances; and (b) the Services will comply with this Statement of Work.

12.2           If Buyer determines that the Services or any part thereof are defective or otherwise not in conformity with the Contract, then Buyer may, by written notice to Seller reject the defective or non-conforming Services, in which case Seller will, at Buyer’s direction and at Seller’s expense, timely re-perform, correct, repair or replace the defective or non-conforming Services so that they conform to the requirements of the Contract.  If Seller is unable or unwilling to fulfill this obligation within a reasonable time, then Buyer may fulfill or have a third party fulfill Seller’s obligation at Seller’s expense.  Seller is responsible for all related costs, expenses and damages resulting from the non-conformance, including all customer charges and expenses; and all other corrective action costs.  Unless set off by Buyer, Seller will reimburse Buyer for all these costs upon receipt of Buyer’s invoice.

12.3           The warranties set forth in this Article 12 survive any delivery, inspection, acceptance or payment by Buyer.  Claims for breach of warranty do not accrue until discovery of noncompliance, even if the Services were previously accepted.  The warranties provided are cumulative and in addition to any warranty provided by law or in equity.  Any applicable statute of limitation runs from the date of discovery.

13.           SAFETY

Seller will provide Buyer notice of the occurrence of a safety problem relating to Buyer or its Customers not more than twenty-four (24) hours after Seller first learns of the occurrence.  Seller shall provide to Buyer a proposed plan to fix the problem no more than forty-eight (48) hours after notice of a safety problem.  Seller shall keep Buyer advised regarding service occurrences that may be of interest to Buyer, and provide such records that may assist Buyer in ensuring that support of Products in service can be maintained.  Seller shall assist Buyer, at no cost, in accident investigations when Buyer determines Seller may be able to provide information, which would assist in determining the cause of an accident.

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14.           TRANSITION

Upon termination or expiration of the Contract, Seller will provide all assistance and cooperation reasonably requested by Buyer in transitioning to one or more new suppliers of Products and Services.

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Appendix A

To

ATTACHMENT 3

LIST OF BUYER LOCATIONS

[…***…]

***CONFIDENTIAL TREATMENT REQUESTED

Appendix B

To

ATTACHMENT 3

[…***…]

***CONFIDENTIAL TREATMENT REQUESTED ON 2 PAGES

Appendix C
To ATTACHMENT 3

Security Provisions for Employees of
Honeywell Subcontractors/Sellers/Vendors
(Revised 6/00)

As a provider of services to Honeywell, Seller and its personnel must comply with the Honeywell security provisions set forth in this Appendix C while on Honeywell property.  A copy of these rules is to be given to each of Seller’s personnel the first time they are sent to a Honeywell facility and at least annually thereafter.  Honeywell, in its sole discretion, and without liability to Honeywell under this Agreement, shall have the right to refuse to accept services from any person that does not comply with these provisions.  While at a Honeywell facility the following rules are applicable and shall be complied with.

GENERAL PROVISIONS:

1.           Seller and any permitted subcontractors/suppliers/vendors (seller and such permitted subcontractors/suppliers/vendors collectively herein referred to as “Contractors”) will provide their employees assigned to Honeywell facilities a company identification card, which includes a current picture of the employee and signature.  Contractors who subcontract out part of their Honeywell work will also provide a picture identification card, which includes a current picture and signature. Contractors or their subcontractor employees not having a picture on their company identification card will be required to show another form of acceptable picture identification.

2.           Contractors will provide a monthly roster of employees on contract to Honeywell Security Operations Badge Shop Supervisor, PO Box 52181, Phoenix, AZ 85072-2181, mail stop 109.  Monthly rosters may also be faxed to 602-231-2379. The roster must be signed and dated by the responsible contract manager. Included on the roster should be the contract managers, or designee, phone number for employment verification purposes. Changes to a roster (e.g., employee terminates) will require a new roster to be generated, signed and dated by the responsible contract manager and sent to Honeywell Security Operations for distribution.

3.           Contractors will provide a means of contacting their employees at all times while on Honeywell premises.  Notification will be by a pager, cellular phone, or phone system.

4.           All Contractors and their subcontract employees that require drive-on privileges will be required to ingress and egress Honeywell facilities using one of the gates designated for their use depending on the location of the work being performed.  [GATE DESIGNATIONS TO BE INCLUDED AT TIME OF ISSUANCE TO PERSONNEL]

5.           Prior to driving or walking on-site, Contractor personnel must exchange their company identification card for a Honeywell contractor badge.

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6.           All items, company and personal, brought into or out of Honeywell facilities are subject to search.  Firearms, alcohol, illegal drugs, recording devices, cameras, and similar items are prohibited on Honeywell premises unless authorized by the Manager, Security Operations, or his/her designee. Contraband will be immediately confiscated. Radios are prohibited except where approved by management. Inspection of vehicles shall consist of, but not limited to, the trunk, front and back seats and open areas in the event the vehicle is a pick-up or van.

7.           Confiscated items will be issued a property tag.  Products not claimed by the end of shift will be forwarded to building 109, Security Operations Control Center (SOCC).

8.           Refusing Honeywell or a security officer’s request to search parcels, packages, boxes, cartons, lunch containers, briefcases, handbags, purses, vehicles, tool boxes, and similar items being carried into and out of Honeywell facilities may result in termination of services from the person refusing and breach by the employer of the person of the provisions of this Contract.

9.           Honeywell will not tolerate any act of violence or physical aggression including fighting, improper physical contact, sexual harassment or threats of physical harm while on Honeywell premises.

10.           Under no circumstances is property (including documents and software) belonging to or under the control of the U.S. Government, Honeywell, or its employees to be removed from Honeywell facilities without express written permission from an authorized Honeywell employee or manager.

11.           Climbing of fences enclosing Honeywell property, or entering or leaving the facility by any method other than those authorized, i.e., electronic turnstile, vehicle gate, or post, is strictly prohibited.

12.           Under no circumstances is an employee of a Contractor or subcontractor to be on Honeywell premises when not scheduled to work.

13.           Roaming or wandering through Honeywell facilities without a specific purpose is strictly prohibited.

14.           If fraud, waste, abuse, security violations, unethical or improper business practices is suspected, immediately notify your manager, the Director of Supply Chain, the Honeywell Business Conduct Leader at 602-365-4146 or email the Honeywell hot line (known as “ACCESS”) at Access.Integrity.Helpline@Honeywell.com.

BADGING & IDENTIFICATION:

1.           The Honeywell identification badge must be worn on the upper left side of the outer garment with picture and name clearly visible at all times.  The badge can also be worn around the neck on a rope type necklace if it does not cause a safety hazard.

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2.           Under no circumstances shall an employee loan a Honeywell badge to anyone else to use, deface it or change it in anyway.

3.           Always remove the Honeywell badge when you leave Honeywell facilities, including leased facilities.

4.           If a Honeywell badge is lost or stolen, immediately report it to a security officer or lobby receptionist.

5.           Never leave a badge in a vehicle.

6.           Contractor badges must be returned when exiting a facility.

7.           Badges are the property of Honeywell and must be returned:  (a) When the contract expires or is terminated; (b) when your employee leaves the contract due to termination of employment; (c) when your employee transfers or are reassigned to a new contract, and, finally, or (d) upon demand.

VEHICLE INGRESS:

1.           Contractor vehicles are not permitted inside the facility perimeter fence, i.e., have drive-on privileges, unless it is absolutely necessary to meet performance objectives and contractual requirements.  More specifically, vehicle ingress may be authorized only when:

(a)           The vehicle is properly inspected and approved by security operations.

(b)           The vehicle is absolutely necessary in the performance of the contracted task, job, or service.

(c)           The vehicle has mounted equipment or is pulling a device that is required for the job.

(d)           The vehicle contains multiple or heavy supplies or equipment needed to perform the contracted task or job that prevents access by other means.

(e)           The vehicle is being used for pick-up or delivery of materials or supplies.

(f)           Tools, materials or other related items cannot be hand carried into the facility through a post or gate due to size, weight or other factors.

2.           Nation-wide delivery services, i.e., U.S. Mail, Federal Express, Airborne Express, and United Parcel Service, are exempt from this requirement if they are in a company or Federal Government vehicle and possess a company or Federal Government picture identification card.

VEHICLE OPERATION AND PARKING:

1.           When operating vehicles on Honeywell premises, general rules of the road apply; therefore, always observe and comply with all traffic and parking regulations.

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2.           Contractor vehicles will be maintained in a safe condition and will be operated only by properly licensed and authorized contractor personnel.  Security Operations reserves the right to ensure that contract vehicle operators have a current and valid driver’s license.

3.           Always operate your vehicle in a safe manner and follow posted speed signs, stop signs, and other traffic signs/markings.  Under no circumstances are you to exceed 10 mph while on Honeywell property.

4.           Pedestrians have the right-of-way at all times.

5.           Do not drive or park in areas closed by barricades or signs; do not park in such a manner as to obstruct traffic or block parked vehicles; do not block entrance gates or fire lanes.

6.           Contractor vehicles shall not be operated between dusk and dawn unless equipped with headlights, taillights and brake lights.

7.           Materials and equipment shall be secured during transport.  Any material extending two (2) feet from a vehicle must have the extremities of the load marked with a red flag no less than twelve (12) inches square.

8.           Do not park in designated spaces without authorization.  This includes, but is not limited to, visitor, medically limited, handicap, and car pool, or by curbs painted red.  Violations of parking rules will result in the vehicle being towed away at the owner’s expense.

9.           Visitor parking is for visitors only.  Employees of contractors must park in regular employee parking.

10.           Contractor vehicles must have their company identification logos on both sides of the vehicle.

11.           Parking and traffic regulations apply at all times on all shifts; all days, and are strictly enforced.

12.           Honeywell provides parking as a courtesy for all subcontractors at no cost.  All personnel who park on these premises do so at their own risk. Honeywell assumes no liability for any damage or loss to a vehicle or its contents while parked in Honeywell parking areas. Honeywell reserves the right and may inspect vehicles while parked on company property.

13.           For further information on parking, please reference the Honeywell Parking Handbook.

EMERGENCY NOTIFICATION:

1.           Whenever there is, or there is a potential for, danger to human health, the environment, or property, contractors must notify Security Operations by calling the emergency___________________.  Security Operations, in turn, will notify the appropriate emergency response personnel.

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2.           When a call is made, the Contractor should:

(a)           Remain calm; speak loud and clear.

(b)           Give your name and exact location.

(c)           Give short and exact details of the nature of the emergency.

(d)           Give the status of the situation.

(e)           Identify clearly if assistance is needed.

(f)           Provide the extension or phone number where you can be reached.

(g)           Stay on the line until instructed to hang up.

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Appendix D
To
ATTACHMENT 3

PACKAGING, PACKING, MARKING AND BAR CODING

1.           PURPOSE AND SCOPE.  These terms specify requirements for packaging, packing, marking and bar coding of Products for delivery from Seller to Buyer.  All Product deliveries must comply with the provisions set forth herein below unless specific packaging, packing or marking requirements are contained within applicable specifications, drawings, etc.  Seller must assure package integrity throughout the shipping cycle.

2.           GENERAL REQUIREMENTS.  Products received without packaging, packing, marking and/or bar coding as set forth herein may be rejected by Buyer and returned to Seller at Seller’s expense.

A.           Packaging, packing, marking and labeling will conform to instructions specified or provided by Buyer.

B.           When specified in an order under the General Purchase Order Provisions, Seller shall submit packaging data to Buyer for approval prior to shipment.

C.           Each package and pack shall provide physical, chemical and cleanliness protection to prevent damage to or deterioration of the Product.  All materials, fabrication techniques and workmanship shall conform to the requirements specified below or, if not specified, otherwise meet or exceed good commercial quality and practice.

D.           Seller must comply with all applicable carrier regulations, including National Motor Freight Classification and Department of Transportation Regulations.

E.           Products susceptible to Electrostatic Discharge (ESD) must be properly packaged using electrostatic dissipating and shielding packaging materials.

F.           Aluminum foil in packaging material shall not contact metals other than cadmium, magnesium, aluminum or zinc in applications which may be exposed to water, including water vapor and condensate.

3.           UNIT PACKAGING.

A.           Determine the quantity of Products to be included in a unit package as follows:

(1)           For hardware (nuts, bolts, screws, etc.), package in accordance with Exhibit “A”.

(2)           As specified in the Contract, an order under the General Purchase Order Provisions, or specification.

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(3)           Based on consideration of the Products characteristics, configuration, size, weight, value, criticality, packaging economics, and Seller standards unless otherwise specified by Buyer.

B.           Any painted part, machined part or single Product weighing over one (1) Pound shall be packaged individually to prevent metal to metal contact.

C.           Adequate separation, wrapping or cushioning shall be provided between parts to preclude incurring of nicks, dents, scratches or abrasions upon Products.

D.           Products with sharp points or protrusions shall be adequately padded to prevent damage to containers or other Products.

E.           Accessory hardware shall be assembled to the Product when practical, or separately secured within the unit package.

F.           Unit package closure shall prevent accidental opening during shipment and storage.

4.           CLEANING.

A.           Any cleaning process may be used as long as no damage or harm occurs to the Product.

B.           All Products must be free of:

(1)           Any foreign substance which may cause the Product to deteriorate.

(2)           Any material which may reduce the effectiveness of any preservative compound used.

5.           PRESERVATION.

A.           Products susceptible to corrosion or deterioration shall be protected through use of:  preservative coatings; volatile corrosion inhibitors; desiccate packs; etc.

B.           The preservative used must:

(1)           Not damage the mechanism, structure or function of the Product by either application, removal or use.

(2)           Not cause an adverse reaction with the Product.

(3)           Provide protection for the Product throughout shipment and for a minimum of 90 days indoor storage following receipt.

6.           WRAPPING.  A sheet of flexible material shall be applied around the Product or package to prevent contamination, protect critical surfaces and barrier material from rupture, and preserve the Product.

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A.           Wrapping material may be opaque or transparent and may possess other characteristics such as volatile corrosion inhibitor, grease-proof, heat sealable, etc.

B.           All wrapping shall be non-toxic and shall not cause deterioration, contamination or damage to the Product.  The wrapping must be of sufficient size to completely enclose the Product(s) and must be secured in place.

C.           When required, wrapping material shall be of a type which will provide protection against field forces, such as electrostatic and electromagnetic fields.

D.           Use of static generating wrapping materials is prohibited when packaging ESD sensitive Products.

7.           CUSHIONING, BLOCKING AND BRACING.  As required to protect the Product from physical and mechanical damage during shipping and handling, cushioning, blocking and/or bracing shall be used.

A.           Cushioning shall meet the following requirements:

(1)           Protect the Product from shock, vibration and abrasion.

(2)           Control the free movement of the Product within the container.

(3)           Convert irregular shaped Products to a configuration which may be supported within a container.

(4)           Protect barriers and containers from ruptures by sharp edges or projections.

B.           Loose-fill cushioning materials (i.e., Styrofoam peanuts, shredded paper, popcorn, etc.) are prohibited.

C.           Newspaper and rags are unacceptable cushioning or dunnage materials.

D.           Use of static generating cushioning materials is prohibited when packaging ESD sensitive Products.

8.           CONTAINERS.

A.           Each container shall be of minimum weight and cube consistent with standard economical designs, sizes and materials.

B.           Each unit, intermediate and shipping container shall be constructed to permit safe removal of the Product.

C.           Seller shall select unit, intermediate and shipping containers based primarily upon Product configuration and protection required during handling, shipping and storage.

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D.           Special containers shall be used for Products which require additional features to ensure adequate protection (e.g., critical Products in which abrasion, shock, vibration or distortion on any surface may render the Product unfit for use).

E.           Reusable containers shall be used for Products which are subject to repair or overhaul.  Reusable containers shall retain usefulness with minimum maintenance through the projected life span of the Product it supports.  Containers must provide for easy removal of the Product without damaging or degrading the reusable value of the container.

F.           Bags and envelopes may be used as interior containers to protect Products from dust, water or water-vapor, as required.  Closure of bags and envelopes (i.e., staples, tape, heat seal, etc.) shall be sufficient to ensure adequate Product restraint.

G.           Folding and set-up boxes are only permitted as interior unit or intermediate containers.  They shall not be used as shipping containers since they will not withstand the rigors encountered during shipment.  Closure, by means of tape, adhesive, stapling, etc., must be sufficient to ensure adequate Product restraint.

H.           Fiberboard boxes (solid or corrugated) may be used for a wide variety of products.  The size, weight and type of the Product shall determine the proper style and type of fiberboard box used.  Structural strength of the fiberboard box may be increased by varying the interior packing and a degree of water resistance may be attained through use of weather resistant fiberboard and tapes.  Closure, by means of taping; stitching; adhesive; strapping; or any combination of these methods, must ensure adequate Product restraint.

I.           Wooden boxes and crates shall be used when warranted by shipping or structural requirements based upon Product configuration, weight, or size.  Closure, based upon the type of wooden box or crate used, must ensure adequate Product restraint.

J.           All other containers (i.e., metal, plastic, fiberglass, etc.), which are normally selected because of their long life and high use applications, may be used when warranted.  Closure must ensure Product restraint.

9.           INTERMEDIATE PACKING.

A.           Unit packages may be placed within intermediate packaging when additional Product protection is required or to permit consolidation of Products for ease in handling.

B.           Intermediate containers shall:

(1)           Include a maximum of 100 unit packs within any single intermediate container.

(2)           Prevent scratches, surface abrasions or other damage to Products by ensuring that each Item (excluding hardware) is wrapped, bagged, or interleaved when more than one Item is placed in an intermediate container.

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(3)           Be used when multiple unit packages of two (2) pounds or 200 cubic inches or less will be included in a single shipment.

10.           PACKING (EXTERIOR SHIPPING CONTAINERS).

A.           Packing shall provide adequate protection of Products during handling, shipment and storage under anticipated environmental conditions.

B.           Packing must comply with minimum carrier requirements for design and fabrication.

C.           Products shall be cushioned, blocked and/or braced within the container to prevent damage during handling and shipment.

D.           Fork lift entries (skidding, pallets, etc.) shall be provided in the base of containers:

(1)           Weighing over 50 pounds and with dimensions exceeding a length of 48 inches and a width of 24 inches.

(2)           Weighing in excess of 150 pounds.

E.           Container fabrication shall not present any hazard to persons handling, loading or unloading them.  They shall be securely sealed, strapped, banded, etc., to withstand anticipated transportation and storage conditions.

F.           Containers or Products shall not extend beyond any edge of the pallet or skid.

G.           Steel strapping shall not directly contact material.  Corner blocking, edge protection, etc. must be placed between the material and the strapping for surface protection.

11.           KITS.  Products within a kit must be:

A.           Packaged for physical and mechanical protection.

B.           Identified either by part number, Item configuration, nomenclature, or individually packaged and marked.

C.           Physically separated from each other within the kit if the Products react to each other.

12.           HAZARDOUS MATERIALS.

A.           Hazardous materials shall be packaged, labeled, marked, and certified in compliance with applicable government and international regulations.

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B.           A Materials Safety Data Sheet (MSDS) shall be mailed separately to Buyer (ATTN:  Safety Manager) as set forth elsewhere within the terms of an order under the General Purchase Order Provisions.

C.           An MSDS shall also be included with the initial shipment of material and any time the material composition changes.

D.           For explosives or other dangerous Products which require review and approval by the Department of Transportation (DOT), Seller must submit two copies of the classification to Buyer by mail (one to ATTN:  Safety Manager and one to ATTN:  Packaging Development).

E.           When special permits or DOT exemptions are required, Seller shall ensure Buyer is a party to the provision and a copy of the permit or exemption is provided to Buyer by mail (ATTN:  Packaging Development).

13.           MARKING.

A.           General requirements:

(1)           Markings shall be non-fading, clear, legible, and durable (capable of lasting throughout shipment and 90 days inside storage) marking in a color which shall contrast with the color of the container.

(2)           Use labels, tags, stamping, printing, and/or stenciling compatible with the type of container used.

(3)           All surfaces to be marked shall be clean and free of any marks not applicable to the shipment.

(4)           When reusing containers, unnecessary or obsolete markings must be entirely removed or covered.

(5)           Marking shall be located on one side of the container and must not be disturbed by the opening or closing of the container.  Containers which are too small for labeling on one side may extend label to an adjacent panel.

(6)           Precautionary, handling, and hazardous material markings and labels shall be applied to assure proper handling and description of contents, as required.

B.           Shipping containers must be marked per Section 14 below.

C.           Intermediate containers must be marked to show:

(1)           Quantity of Products and unit of measure;

(2)           Part No(s);

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(3)           Part name or description; and

(4)           Earliest cure or expiration date, etc., if applicable.

NOTE:	If different Products are shipped within a single intermediate container, comply with Section 14, subparagraph M.(6).

D.           Unit containers must be marked to show:

(1)           Seller’s name;

(2)           Quantity of Products and unit of measure;

(3)           Part No(s);

(4)           Shelf-life, if applicable:

(a)           Manufacture or assembly date  (e.g., MFD DATE 11/98);

(b)           Cure date (e.g., CURE DATE 4Q 98); and/or

(c)           Expiration date (e.g., EXP DATE 11/98);

(5)           Serial no., when applicable (e.g., S/N 1234).

14.           BAR CODING - SHIPPING LABELS.

A.           Seller shall print and place bar coded shipping labels on all packages as set forth in the requirements and instructions of this Section.  Prior to first shipment, bar code must be approved by Buyer.

B.           All shipments must be bar coded when shipped to Buyer.

C.           Users may consult AIM BC1 “Uniform Symbology specification Code 39” for bar code definitions and specifications.  Data Identifier standards are as contained in American National Standards Institute (ANSI) MHl0.8.2-1995.

D.           Definitions.

(1)           Bar Code Symbol - An array of rectangular marks and spaces in a predetermined pattern.  A bar code symbol contains a leading quiet zone, start character, data characters, stop character, and a trailing quiet zone.

(2)           Element - A generic term used to refer to either a bar or a space.

(3)           Intercharacter Gap - The space between the last element of one character and the first element of the adjacent character of a discrete bar code.

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(4)           Label - A strip of paper, card, etc., marked and attached to an object to indicate its contents, ownership, and destination.

(5)           Quiet Zone - The area immediately preceding the start character and following the stop character and which contains no markings.

(6)           Shipment - An incremental delivery of one Part Number, Purchase Order (PO) and item number.

(7)           Data Identifier - One or more standard characters preceding the data in a bar code.

E.           Label Characteristics.

(1)           The label must contain a minimum of five (5) rows of bar coded data.  The upper left quadrant will contain the Seller’s name and address who shipped the package, total weight of the PO Item being shipped, and the address where the package is to be delivered as referenced on the PO.  The entire label with other associated Data Elements required is shown in Figure 1 attached.

(2)           Minimum label height must be 4.0 inches (102mm) with horizontal lines (rows), spaced 0.5 inch (13mm) to 0.94 inches (24mm) apart, that extend the full width of the label.  The actual height of the rows is determined by Seller, or printer of the label, based on printer technology.

(3)           Minimum label width will be 6.0 inches (153mm).  Seller, or printer of the label, determines the width based on the amount of data to be encoded and the density capabilities of the equipment to be used for printing the labels.

(4)           Labels must contain black lines and lettering with a white background.

F.           Human Readable Characteristics.

(1)           The label’s top row will contain only full width human readable print.  Vertical and horizontal lines separating information are optional.

(2)           Table 1, attached, describes the bar code human readable characteristics and minimum height of the characters.

(3)           The data encoded in the bar code symbol must be defined in human readable characters at a minimum height of 0.01 inch (0.25mm) above the bar code symbol and left justified.  The human readable print will not include the data identifier or the start/stop characters, and will start 0.0625 inches (1.588mm) from the left edge.

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G.           Bar Code Characteristics.  All bar codes shall be left justified in the lower half of the row and only one bar code is permitted per row. The height of all bar codes shall be a minimum of 0.5 inch (12.75mm).

H.           Significant and Non-Significant Zeros.

(1)           Significant leading/trailing zeros are those which are part of a PO number, part number, item number or shipping document number and must be included when the bar code and/or human readable characters are printed.

(2)           Non-significant leading zeros in the data string must be suppressed when the bar code and/or human readable characters are printed.

(3)           Trailing blanks on part numbers and shipping document numbers are suppressed on the bar code and at no time shall spaces be included in the bar coded data.

I.           Title.  A title will be left justified and printed in the upper half of the row.  The title specifies the data type (e.g., Packing List Number).

J.           Data Identifiers.  Data identifiers correspond to a specific title enumerated on the PO which is per ANSI MHl0.8.2 - 1995.  Data identifiers shall be used in all bar codes.  Data identifiers will be added in human readable form directly below each title.  Table 2, attached, provides data identifiers which must be included on all shipping labels.

K.           Definition of Descriptions.  The following must be included on all shipping labels:

(1)           The Prefix, PO and Item number which shall consist of a three digit numeric prefix, six digit PO and three digit item number in one bar code.  Prefix, PO and Item number shall be as listed on the Buyer PO. PO suffix shall not be bar coded. Illustration 1, attached, may be used as a guide in locating the required information on Buyer’s PO. Total length is fourteen characters with no zero suppression. The composition of the Prefix, PO, and Item number is as follows:

Examples:                                117-912854-008 114-A68452-023

NOTE:                      Dashes have a significant meaning and must be bar coded.

(2)           The Part Number shall be the purchased part number which contains a maximum of twenty-four (24) characters.  See Illustration 1.

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(3)           Total quantity and UM.  The total quantity (Qty) is a maximum of eight (8) characters and the Unit of Measure (UM) is a maximum of four (4) characters as called out on the PO. The (UM) is displayed in human readable form, but is not bar coded. Table 3 contains standard UM’s. See Illustration 1.

(4)           Packing List No. will contain a maximum of eight (8) characters.  If the number exceeds eight characters, only the last eight characters are bar coded on the label.

(5)           No. of Container shall include the container number as well as the total number of containers in the shipment in human readable form; however, only the total number of containers is bar coded (example:  bar code for container 1 of 5 would scan NQ5, bar code for container 2 of 5 would scan NQ5, etc.).

L.           Label Location, Shipping Instructions, and Protection.  A label shall be located and affixed to the outer surface of each shipping container. (See Figure 2.)  A duplicate must be included with the Packing List.

M.           Bar Code Placement.

(1)           Rectangular Packages - The bar code symbol will be located on one side panel.  The bar code should be 2.0 inches above the bottom of the container, and the right edge of the bar code label shall be 2.0 inches from the side edge of the container, when possible.

(2)           Curved Surfaces - The bar code shall be placed on the lower quarter of the panel, located 1.5 inches below the top edge of the package.

(3)           Irregular Shapes - For irregularly shaped containers and bundles without a visibly suitable surface, a wired tag with the label affixed shall be attached so as to be visible from the outside.

(4)           The leading and trailing edge of the quiet zone must be at least 0.75 inch (19mm) away from all edges of the container or wired tag.

(5)           When shipping more than one container per PO, the bar code label shall be applied to all containers.  For example, if one order consists of three (3) boxes (all same part number), the containers are bar code labeled “1 of 3,” “2 of 3” and “3 of 3” in Human Readable characteristics in the container number field.  The bar code contains only the total quantity of all three (3) boxes.

(6)           Multiple PO’s consolidated into one shipping container must be individually packaged and properly identified and bar coded.  Each line item, whether from the same or different PO’s, must be packaged separately and properly identified.  If containers are too small for bar coding, labels may be affixed to the outside of the shipping container.  A duplicate label shall be attached to the Packing List.  One line item per Packing List.

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(7)           Labels will be protected against moisture, weathering, abrasion or other harsh environments.  Clear plastic tapes, window envelopes, and clear plastic pouches are examples of acceptable protection methods.

(8)           Labels shall be applied wrinkle-free.

N.           Scanning.

(1)           A Visible Light Scanner will be used.  The scanner is designed to read medium density bar codes.

(2)           For optimum scanning, the leading and trailing quiet zone margin (bar code symbol to vertical box lines) will be a minimum of 0.25 inch (6.4mm).

15.           DIRECT SHIPMENT FROM SELLER TO THE GOVERNMENT.

A.           Seller shall preserve and package all Products in accordance with requirements specified in the contract including coded packaging data and Special Packaging Instructions (SPI’s), as applicable.

B.           Unless otherwise specified, Seller shall preserve and package all Products for system spares, all Products for overseas shipments, and all class 3110 anti-friction bearings in accordance with military level of preservation criteria.  All other Products shall be preserved and packaged in accordance with ASTM-D3951 criteria.

C.           Seller shall pack all Products for shipment in accordance with requirements specified in the contract.  Exterior shipping containers shall comply with the level of pack required.  Unless otherwise specified, the required packing levels are as follows:

(1)           Domestic shipments - None (refer to ASTM-D3951)

(2)           Overseas Shipments:

(a)           Via air, FPO, APO - Level B

(b)           Via freight forwarder - Level B

(c)           Via surface - Level A

D.           Unless otherwise specified, Seller shall mark all unit containers, intermediate containers and shipping containers in accordance with MIL-STD-129.

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Figure 1.  Example of Buyer — Bar Code Label

12

Figure 2.  Bar Code Placement

13

Table 1 Bar Code Human Readable Characteristics

Data Identifier	Description	Height
	Ship To: Company and Address as Specified on PO	0.1875 inch (4.78mm)
NQ	No. of Container	0.1875 inch (4.78mm)
2K	Packing List No.	0.1875 inch (4.78mm)
7Q	Total Qty UM	0.1875 inch (4.78mm)
K	Prefix-PO-Item Number	0.250 inch (6.37mm)
P	Part No.	0.250 inch (6.37mm)

Table 2.  Data Identifiers

Data Identifier	Block Title	Description	Characteristics
	From:	“From” Seller’s Address	Variable Length
	Ship To:	Purchase Order “Ship To” Address	Variable Length
NQ	No. Of Container	Container Number and Total Number of Containers (e.g. 1 of 5)	3 Character Numeric – Variable
2K	Packing List No.	Packing List Number	8 Characters Alpha Numeric – Variable
7Q	Total Qty UM	Ship Quantity Unit of Measure	8 Characters Numeric – Variable 4 Characters Alpha – Fixed
K	Prefix-PO-Item	Prefix Purchase Order Number Item Number	3 Character Numeric – Fixed 6 Characters Numeric/Alpha Numeric – Fixed 3 Characters Numeric – Fixed
P	Part No.	Part Number	24 Characters Alpha Numeric – Variable

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Table 3.  Standard Units of Measure

Description	UP	DIM Code
Bag	BG	1
Bale	BA	1
Barrel	BL	1
Barrel	BR	1
Barrel	BRRL	1
Board Foot	BD	8
Board Foot	BDFT	8
Board Foot	BF	8
Bolt	BO	1
Bolt	BOLT	1
Bottle	BT	1
Boxes	BX	1
Boxes	BXES	1
Bundle	BN	1
Bundle	BNDL	1
Can	CN	1
Carboy	CB	1
Carboy	CR	1
Carboy	CRBY	1
Carton	CT	1
Carton	CTON	1
Case	CA	1
Case	CS	1
Case	CSES	1
Centimeter	CM	1
Coil	COIL	1
Cone	CO	1
Cubic Centimeter	CC	1
Cubic Feet	CF	1
Cubic Meter	M3	1
Cylinder	CY	1
Day	D	1
Dollar	DO	1
Dozen	DZ	1
Dozen	DZEN	1
Dram	DM	1
Drum	DR	1
Drum	DRUM	1
Each	EA	1
Each	EACH	1
Equipment	EQ	1

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Description	UP	DIM Code
Feet	FE	3
Feet	FEET	3
Feet	FT	3
Gallon	GA	1
Gallon	GL	1
Gallon	GLLN	1
Gallon Kit	GK	1
Gram	GM	1
Gross	GR	1
Gross	GROS	1
Hank	HA	1
Hank	HANK	1
Head Count	HC	1
Hours	HR	1
Hundred	C	1
Hundred Weight	CW	1
Inch	IN	2
Inch	INS	2
Keg	KE	1
Keg	KEGS	1
Kilogram	K	1
Kilogram	KG	1
Kit	KI	1
Kit	KITS	1
Kit	KT	1
Length	LG	1
Length	LGTS	1
Linear Meter	LM	1
Linear Meter	LMET	1
Linear Yard	LY	6
Linear Yard	LYRS	6
Liter	LI	1
Liter	LR	1
Lot	LO	1
Lot	LOT	1
Lot	LOTS	1
Lot	LT	1
Meter	MT	1
Miles	MI	1
Million Cubic Feet	MC	1
Month	MO	1
Nut	NU	1
Nut	NUTS	1

16

Description	UP	DIM Code
Ounce	OZ	1
Ounce	OZS	1
Package	PG	1
Package	PK	1
Package	PKGS	1
Pad	PA	1
Pad	PADS	1
Pad	PD	1
Pail	PL	1
Pail	PLS	1
Pair	PR	1
Pair	PRS	1
Piece	PC	1
Pint	PI	1
Pint	PINT	1
Pint	PT	1
Pound	LB	1
Pound	LBS	1
Quart	QT	1
Quart	QTS	1
Quart Kit	QK	1
Quire	QR	1
Quire	QRES	1
Ream	RE	1
Ream	REAM	1
Ream	RM	1
Roll	RL	1
Roll	RO	1
Roll	ROLL	1
Sack	SK	1
Set	SE	1
Set	SETS	1
Set	ST	1
Sheet	SH	1
Sheet	SHTS	1
Spool	SP	1
Spool	SPLS	1
Sq. Foot	SF	5
Sq. Foot	SFET	5
Sq. Inch	SI	4
Sq. Inch	SINS	4
Sq. Yard	SY	7
Sq. Yard	SYRS	7

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Description	UP	DIM Code
Tank	TK	1
Thousand	M	1
Ton	TN	1
Ton	TNS	1
Ton	TO	1
Troy Ounce	TR	1
Troy Ounce	TROZ	1
Tube	TB	1
Tube	TU	1
Unit	UN	1
Unit	UNIT	1
Yard	YARD	1
Year	YR	1

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Illustration 1.  Sample Buyer Purchase Order

PURCHASE ORDER

Honeywell

HONEYWELL CS
8260 S. HARDY DR., BUILDING #1234
Tempe, AZ 85284

P.O. NUMBER ______ PAGE 1 of ______
P.O. DATE 0/00/00 RESALE X
RESALE NUMBER
FAX:
CONTACT/PHONE

TO:

SHIP TO:

SHIP VIA:

TERMS:

ITEM	QUANTITY	PART NUMBER	DESCRIPTION	REQUIRED DATE	UNIT PRICE	U/M	EXT. AMOUNT	DOCK DUE DATE	QUOTE NO.
				0/00/00				0/00/00	
			PURCHASE ORDER TOTAL						
End of P.O.									

1. PURCHASE ORDER NUMBER, PART NUMBER AND QUANTITY MUST SHOW ON EACH CARTON.
2. Two packing sheets must accompany each shipment.
3. Protection of Material in Transit. All articles delivered on this order to be packed adequately to prevent any damage in shipment and storage. Use of newsprint and glassine bags prohibited. All packages to be properly identified.
4. Seller must execute acknowledgement copy hereof and return to buyer. No other form of acceptance is binding on buyer. Buyer expressly limits acceptance to the terms stated herein and any additional or different terms proposed by seller shall not be binding on buyer, whether or not they would materially alter this order, and are rejected.
5. ANY BOX OVER 40 POUNDS WILL BE REFUSED.

P.O. ACKNOWLEDGED BY:

NAME: ______________________

DATE: ______________________

BUYER ______________________ DATE ______________________

ACKNOWLEDGEMENT COPY

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ATTACHMENT 4

LISTED PARTIES

[…***…]

***CONFIDENTIAL TREATMENT REQUESTED

ATTACHMENT 5

PRE-EXISTING PURCHASE COMMITMENTS

[…***…]

***CONFIDENTIAL TREATMENT REQUESTED